Exhibit 2.11

EXECUTION VERSION

AMENDED AND RESTATED BRIDGE CREDIT AGREEMENT

dated as of

March 10, 2014,

among

AERCAP HOLDINGS N.V.,

AERCAP IRELAND CAPITAL LIMITED,

as Borrower,

The SUBSIDIARY GUARANTORS Party Hereto,

The LENDERS Party Hereto,

UBS AG, STAMFORD BRANCH,
as Administrative Agent,

and

CITIBANK, N.A.,
as Syndication Agent

UBS SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers

UBS SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC.,
as Joint Physical Bookrunners

BARCLAYS CAPITAL INC., CREDIT AGRICOLE SECURITIES (USA) INC.,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, CREDIT
SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS & CO., J.P. MORGAN SECURITIES, LLC, MERRILL
LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY
& CO. LLC, RBC CAPITAL MARKETS, LLC and RBS SECURITIES INC.,
as Joint Bookrunners

i

SECTION 10.06.	Continuing Guarantee	115
SECTION 10.07.	Indemnity and Rights of Contribution	115
SECTION 10.08.	General Limitation on Guarantee Obligations	116
SECTION 10.09.	Releases	117

SCHEDULES:

Schedule 1.01A	—	Existing ILFC Non-Restricted Subsidiaries
Schedule 2.01	—	Commitments
Schedule 4.02(j)	—	Scheduled Debt Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Guarantee Assumption Agreement
Exhibit D	—	Form of Interest Election Request
Exhibit E-1	—	Form of Secretary’s Certificate
Exhibit E-2	—	Form of Officer’s Certificate
Exhibit F-1	—	Form of Opinion of Special Dutch Counsel to the Obligors
Exhibit F-2	—	Form of Opinion of Special New York Counsel to the Obligors
Exhibit F-3	—	Form of Opinion of Special Irish Counsel to the Obligors
Exhibit G	—	Form of Solvency Certificate

AMENDED AND RESTATED BRIDGE CREDIT AGREEMENT dated as of March 10, 2014, among AERCAP HOLDINGS N.V.; AERCAP IRELAND CAPITAL LIMITED, as Borrower; the SUBSIDIARY GUARANTORS party hereto; the LENDERS party hereto; UBS AG, STAMFORD BRANCH, as Administrative Agent; and CITIBANK, N.A., as Syndication Agent.

This Agreement (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), amends, restates and supersedes in its entirety that certain Bridge Credit Agreement, dated as of December 16, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”) among the Company, the Borrower, the Subsidiary Guarantors party thereto, the Administrative Agent, the Syndication Agent and the Original Lenders.

The Borrower has requested the Lenders to extend credit in the form of Loans to the Borrower in Dollars in an aggregate principal amount of not more than $2,750,000,000.  The proceeds of the Loans will be used on the Funding Date, together with cash on hand of the Company and its Subsidiaries, to finance the Acquisition and to pay fees, commissions and expenses incurred in connection with the Acquisition and the other Transactions.

The Lenders are willing to make the Loans upon the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Company” means International Lease Finance Corporation, a California corporation; provided that, upon the merger or consolidation of International Lease Finance Corporation with, or the transfer or lease of the properties and assets of International Lease Finance Corporation substantially as an entirety to, one or more Subsidiaries of the Company formed under the laws of the United States, any state thereof or the District of Columbia on or after the Funding Date, in each case in accordance with the provisions of this Agreement, the surviving or transferee Person of such merger(s), consolidation(s), transfer(s) or lease(s) shall be the “Acquired Company” for all purposes of the Loan Documents.

“Acquired Company Material Adverse Effect” means a material adverse effect on the business, assets, results of operation or financial condition of the Company Group (such term and each other capitalized term used in this definition having the meaning assigned to it in the Acquisition Agreement as in effect on the Effective Date) taken as a whole, except any such effect to the extent arising or resulting from (A) changes after the Signing Date in general business, economic, political or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes) in the United States, the Netherlands or other securities or credit markets, (B) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case after the Signing Date generally affecting the industries or jurisdictions in which the Company Group operates, (C) changes after the Signing Date in GAAP, or authoritative interpretations thereof, (D) changes after the Signing Date in securities, aviation and other Laws of general applicability or related authoritative or binding policies or interpretations of Governmental Authorities, (E) actions required to be taken under the Transaction Agreements or taken with the Purchaser’s prior written consent after the Signing Date (other than with respect to paragraph 4 of Part A of Schedule 1 to the Acquisition Agreement), (F) the identity of, or the effects of any facts or circumstances relating to, AerCap Holdings N.V., the Purchaser or any of their Affiliates, the effects of any action (including in relation to obtaining any Governmental Approvals) taken or required to be taken by AerCap Holdings N.V., the Purchaser or any of their Affiliates or Representatives with respect to the transactions contemplated hereby and under the other Transaction Agreements or the effects of the negotiation, execution, public announcement, disclosure or completion of the transactions (and in each case, including the attrition or departure of any employees, independent contractors, consultants or agents of any Company Group Member) (other than with respect to paragraph 4 of Part A of Schedule 1 to the Acquisition Agreement), (G) any matter set forth in the Disclosure Letter which is an exception to a Warranty to the extent that the relevance of such items is readily apparent (other than with respect to paragraph 6.1 of Part A of Schedule 1 to the Acquisition Agreement) or (H) any failure by any Company Group Member to achieve any earnings or other financial projections or forecasts, provided that any event, change, occurrence or development or state of facts that may have caused or contributed to such failure shall not be excluded under this subclause (H); provided that in the case of each of subclauses (A) through (D), such changes or occurrences have not had and would not reasonably be expected to have a materially disproportionate adverse effect on the Company Group taken as a whole relative to other comparable participants in the aircraft leasing industry.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is amalgamated or merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the purchase by the Company, directly or through one or more Wholly-Owned Subsidiaries of the Company, from the Seller of all the issued and outstanding Capital Stock of the Acquired Company.

“Acquisition Agreement” means the Share Purchase Agreement dated as of December 16, 2013, among the Company, the Seller and certain of their Affiliates.

“Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company has the right to terminate its obligations under the Acquisition Agreement (or decline to consummate the Acquisition), without liability, as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Bridge Credit Agreement dated as of March 10, 2014, among the Company, the Borrower, the Subsidiary Guarantors party hereto, the Lenders party hereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amendment Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other United States laws, rules and regulations applicable to the Company and its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Original Lender at any time, 50%.

“Applicable Rate” means, for any day occurring during any period set forth below, with respect to any Eurodollar Loan or any ABR Loan, as the case may be, the applicable rate per annum in respect of the applicable period set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be:

Period	Eurodollar Spread (basis points per annum)	ABR Spread (basis points per annum)
The Funding Date through 89 days after the Funding Date	175.0	75.0
90 days after the Funding Date through 179 days after the Funding Date	225.0	125.0
180 days after the Funding Date through 269 days after the Funding Date	262.5	162.5
270 days after the Funding Date through the Maturity Date	312.5	212.5

; provided that the interest rate spreads set forth in the table above for the period from the Funding Date through 89 days after the Funding Date will each increase by 25 basis points per annum if the Ratings applicable during such period are not BB (stable or positive outlook) or better by S&P and BB (stable or positive outlook) or better by Fitch.

For purposes of the proviso to the first sentence of this definition, if either S&P or Fitch shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition) during the period referred to in such proviso, then the Ratings required by such proviso shall be deemed not to be satisfied.  If the rating system of S&P or Fitch shall change, or if either such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means UBS Securities LLC and Citigroup Global Markets Inc., each in its capacity as a joint lead arranger and joint physical bookrunner for the credit facility provided for herein.

“Asset Sale” means (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related or substantially concurrent transactions, of property or assets (including by way of a sale and leaseback) of the Company or any Subsidiary (each referred to in this definition as a “disposition”), or (b) the issuance or sale of Equity Interests of any Subsidiary, whether in a single transaction or a series of related or substantially concurrent transactions (other than preferred stock of Subsidiaries issued in compliance with Section 6.03), in each case, other than (1) a disposition of Cash Equivalents or dispositions of any surplus, obsolete, damaged or worn out assets in the ordinary course of business, or any disposition of inventory or goods held for sale in the ordinary course of business, (2) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 6.08 or any disposition that constitutes a Change of Control, (3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.01, (4) any disposition of assets or issuance or sale of Equity Interests of any Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $10,000,000, (5) any disposition of property or assets or issuance of securities by a Subsidiary to the Company or by the Company or a Subsidiary to a Subsidiary, (6) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business, (7) the lease, assignment, sub-lease or license of any real or personal property, including any aircraft, in each case in the ordinary course of business, (8) the sale of aircraft, engines, spare parts or similar assets, or Capital Stock of any entity owning any of the foregoing, in the ordinary course of business, (9) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (j) of the definition of the term “Permitted Investments”), (10) foreclosures on assets, (11) (A) sales of accounts receivable, or participations therein, in connection with the Credit Facilities, (B) any disposition of Securitization Assets in connection with any Qualified Securitization Financing and (C) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceeding, (12) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind, in each case, in the ordinary course of business, (13) the creation of a Lien, (14) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements and (15) any financing transaction with respect to property built or acquired by the Company or any Subsidiary after the Effective Date, including, without limitation, sale leasebacks and asset securitizations permitted by this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Backstop Commitment” means, with respect to each Original Lender, the commitment of such Original Lender to make a Loan hereunder as set forth in Section 2.01(b).  The aggregate maximum amount of each Original Lender’s Backstop Commitment (including for purposes of Sections 2.06(b), 2.06(c) and 4.02(c)) on the date hereof is $1,375,000,000.  The aggregate maximum amount of the Backstop Commitments of the Original Lenders (including for purposes of Sections 2.06(b), 2.06(c) and 4.02(c)) on the date hereof is $2,750,000,000.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Directors” means (a) with respect to a corporation or company, as applicable, the board of directors of the corporation or company, as applicable, or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunners” means Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Credit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co., J.P. Morgan

Securities, LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and RBS Securities Inc., each in its capacity as a joint bookrunner for the credit facility provided for herein.

“Borrower” means AerCap Ireland Capital Limited, an entity incorporated and organized under the laws of Ireland.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Bridge Facility Fee Letter” means the Amended and Restated Bridge Facility Fee Letter dated March 10, 2014, among the Company, UBS AG, Stamford Branch, UBS Securities LLC, Citigroup Global Markets Inc. and the Bookrunners.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Dublin or Amsterdam are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Markets Debt” means any debt securities (other than (a) a Qualified Securitization Financing or (b) a debt issuance guaranteed by an export credit agency (including the Export-Import Bank of the United States)) issued in the capital markets by the Company or any of its subsidiaries, whether issued in a public offering or private placement, including pursuant to Section 4(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of the company and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means (a) United States dollars, (b) pounds sterling, (c) (i) euro, or any national currency of any participating member state in the European Union, (ii) Canadian dollars or (iii) in the case of any Foreign Subsidiary that is a

Subsidiary, such local currencies held by them from time to time in the ordinary course of business, (d) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (e) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, (f) repurchase obligations for underlying securities of the types described in clauses (d) and (e) above entered into with any financial institution meeting the qualifications specified in clause (e) above, (g) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof, (h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above, (i) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and (j) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) through (c) above; provided that such amounts are converted into any currency listed in clauses (a) through (c) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the voting power of the Company’s Voting Stock, (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company, as the case may be (together with any new directors whose election to such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (who cannot include persons not elected by or recommended for election by the then-incumbent Board of Directors unless such Board of Directors determines reasonably and in good faith that failure to approve any such persons as members of the Board of Directors could reasonably be expected to violate a fiduciary duty under applicable law)), cease for any reason to constitute a majority of the Board of Directors of the Company, (c) (i) all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Subsidiary of the Company or one or more Permitted Holders or (ii) the Company amalgamates, consolidates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Company, in either case under this clause (c), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company, immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Company, or the applicable surviving or transferee Person; provided that this clause shall not apply (A) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee Person or (B) to an amalgamation or a merger of the Company with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such entity and, in the case of clause (y), the parent of such Wholly-Owned Subsidiary guarantees the Borrower’s Obligations under this Agreement, (d) the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of the Company or (e) the Borrower ceases to be a direct or indirect Wholly-Owned Subsidiary of the Company.

“Change of Control Triggering Event” means the occurrence of both (a) a Change of Control and (b) a Rating Decline.

“Charges” has the meaning set forth in Section 9.15.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder as set forth in Section 2.01(a), expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder.  The amount of each Lender’s Commitment is set forth on

Schedule 2.01.  The aggregate amount of the Commitments on the date hereof is $2,750,000,000.

“Commitment Termination Date” means the date that is the first to occur of (a) the Initial Long-Stop Date (as defined in, and as may be extended pursuant to the terms of, clause 7.5(b) of the Acquisition Agreement as in effect on the Effective Date), (b) the date of consummation of the Acquisition without the funding of the Loans hereunder, (c) the funding of the Loans on the Funding Date and (d) if earlier than the date set forth in clause (a), the date of termination of the Acquisition Agreement.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company or the Borrower pursuant to this Agreement or the transactions contemplated herein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” means AerCap Holdings N.V., an entity organized under the laws of the Netherlands.

“Confidential Information Memorandum” means the Confidential Information Memorandum relating to the credit facility provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of net lease discounts and lease incentives, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 — “Accounting for Derivative Instruments and Hedging Activities”), (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit or relating to any Qualified Securitization Financing; and excluding (A) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to the Effective Date of Hedging Obligations, (B) the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, and (C) amortization of deferred financing fees and any expensing of other financing fees), plus (b) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued, less (c) interest income of such Person and its Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (1) any net after-tax extraordinary, non-recurring or unusual gains or losses, including sales or other dispositions of assets under a Securitization Financing other than in the ordinary course of business, (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded, (2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded, (4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company, shall be excluded, (5) the Net Income for such period of any Person (other than the Company) that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period, (6) solely for the purpose of determining the amount available for Restricted Payments under clause (z)(I) under Section 6.01(a), the Net Income for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Subsidiary thereof in respect of such period, to the extent not already included therein, (7) the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Effective Date, net of taxes, shall be excluded, (8) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded, (9) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded and (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded. Notwithstanding the foregoing, for the purpose of Section 6.01 only (other than clause (z)(IV) under Section 6.01(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted pursuant to clause (z)(IV) under Section 6.01(a).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facilities” means one or more debt facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Credit Party” means the Administrative Agent and each Lender.

“Debt Incurrence” means any incurrence by the Company or any of its Subsidiaries of Indebtedness for borrowed money, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or any incurrence of loans under any loan or credit facility, other than (i) Indebtedness incurred to finance the purchase, lease, acquisition, improvement or modification of any aircraft, engines, spare parts or similar assets and whether through the direct purchase of assets or the Capital Stock or Indebtedness of any Person owning such assets, (ii) Indebtedness of the Company or any Subsidiary owing to the Company or any Subsidiary, (iii) Indebtedness under any Credit Facility of the Company or any Subsidiary or under any loan or credit facilities of the Acquired Company or any of its subsidiaries, in each case existing on the Effective Date, and (iv) any refinancings, renewals or replacements of Existing Indebtedness (including any Indebtedness of the Acquired Company and its subsidiaries) that does not increase the aggregate principal or commitment amount thereof (plus accrued unpaid interest and premium thereon and underwriting discounts, fees, commissions and expenses).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the Dutch Bankruptcy Act (Faillissementswet), the Companies (Amendment) Act 1990 (as amended) of Ireland, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, faillissement, or similar debtor relief Laws of the United States, the Netherlands, Ireland or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” mean any Lender that (a) has failed (i) to fund any portion of its Loans on the date and by the time required to be funded or (ii) to pay to any Credit Party, within two Business Days of the date required to be paid, any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.

“Demand Failure Event” has the meaning set forth in Section 5.09.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or a Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Company, less the amount of cash or

Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means preferred shares of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by a senior vice president or the principal financial officer of the Company on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (z)(III) of Section 6.01(a).

“Disqualified Stock” means with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of (a) the Maturity Date and (b) the date which no Loans, Commitments or Backstop Commitments are then outstanding hereunder; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful money of the United States of America.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication): (1) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus (2) Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after the Effective Date result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus (3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (4) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Agreement (whether or not successful), including such fees, expenses or charges related to the Transactions, and deducted in computing Consolidated Net Income, plus (5) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions (including, for the avoidance of doubt, the Acquisition) after the Effective Date, plus (6) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus (7) the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus (8) any net loss (or minus any gain) resulting from currency exchange risk Hedging Obligations, plus (9) foreign exchange loss (or minus any gain) on debt, plus (10) Securitization Fees and the amount of loss on sale of Securitization Assets and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing, to the extent deducted in determining Consolidated Net Income, plus (11) expenses related to the implementation of an enterprise resource planning system, less (12) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

“Effective Date” means the date on which the Original Credit Agreement became effective in accordance with its terms (which date was December 16, 2013).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Company or any Subsidiary or other Affiliate of the Company.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Guarantor directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Issuance” means any issuance by the Company of any Equity Interests or any securities that derive their value or rate of return by reference to Equity Interests in the Company, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (i) Equity Interests or such other securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds, (ii) Equity Interests or such other securities issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement and (iii) Equity Interests or such other securities issued to the Company or any of its Subsidiaries.

“Equity Offering” means any public or private sale of Capital Stock of the Company (excluding Disqualified Stock), other than (a) public offerings with respect to the Company’s common shares registered on Form S-8, (b) any such public or private sale that constitutes an Excluded Contribution and (c) any sales to the Company or any of its subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale (other than to a subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by a senior vice president or the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (z)(III) of Section 6.01(a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal, Netherlands or Irish withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Commitment or Backstop Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Commitment or Backstop Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or (ii) such Lender changes its lending office, its place of incorporation or its place of tax residence, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan, Commitment or Backstop Commitment or to such Lender immediately before it changed its lending office, its place of incorporation or its place of tax residence, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means Indebtedness of the Company or the Subsidiaries (including the Acquired Company and its subsidiaries) in existence on the Effective Date, plus interest accruing thereon.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief executive officer, chief financial officer, chief accounting officer or controller of the Company or the applicable Subsidiary, which determination will be conclusive (unless otherwise provided herein).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations or official U.S. Internal Revenue Service interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or official agreement implementing an official intergovernmental agreement with respect thereto.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) the Amended and Restated Arrangers’ Fee Letter dated March 10, 2014, among the Company, UBS AG, Stamford Branch, UBS Securities LLC and Citigroup Global Markets Inc. and (b) the Bridge Facility Fee Letter.

“Financial Indebtedness” of a Person means Indebtedness of the type that appears as “debt” upon a consolidated balance sheet (excluding the footnotes thereto) of such Person and its subsidiaries prepared in accordance with GAAP (excluding, however any such “debt” that is issued to any holder (or Affiliate of any such holder) of Equity Interests in such Person and is fully subordinated (including as to payment and liquidity preference) to the Loans).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Trust” means a Delaware statutory trust or other Person that is a Wholly-Owned Subsidiary of the Borrower formed for the purpose of becoming the successor to the Acquired Company by way of merger or consolidation of the Acquired Company with, or the transfer or lease of the properties and assets of the Acquired Company substantially as an entirety to, such Person pursuant to a plan of reorganization entered into between such Person and the Acquired Company on the Funding Date.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the period of 12 consecutive months ending on December 31 of any calendar year.

“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Subsidiary or was amalgamated or merged with or into the Company or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person, (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person and (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries outside the United States with respect to which the Company or any of its Subsidiaries could have any actual or contingent liability, other than a Plan.

“Foreign Subsidiary” means any subsidiary of the Company that is not incorporated in or organized under the laws of the United States or the Netherlands.

“Funding Date” means the date, on or after the Effective Date and the Amendment Effective Date, on which the Acquisition is consummated and the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Effective Date. At any time after the Effective Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that any calculation or determination herein that requires the application of GAAP for periods that include Fiscal Quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Governmental Authority” means, as and to the extent applicable, the government of the United States of America, the Netherlands, Ireland or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any federal or other association of or with which any such nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies, such as the European Union or the European Central Bank).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 5.07, is required to become a “Subsidiary Guarantor” hereunder in favor of the Administrative Agent.

“Guarantor” means the Company and each Subsidiary Guarantor.

“Hazardous Materials”  means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated by any Governmental Authority.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) currency exchange, interest rate, inflation or commodity swap agreements, currency exchange, interest rate, inflation or commodity cap agreements and currency exchange, interest rate, inflation or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, inflation or commodity prices.

“ILFC Non-Restricted Subsidiary” means (a) any subsidiary of the Acquired Company which shall be designated by the Board of Directors of the Acquired Company as (i) an “ILFC Non-Restricted Subsidiary” for purposes of this Agreement or (ii) a “Non-Restricted Subsidiary” or similar term under any outstanding indenture governing Indebtedness of the Acquired Company and (b) any other subsidiary of the Acquired Company of which the majority of the voting stock is owned directly or indirectly by one or more ILFC Non-Restricted Subsidiaries, if such other subsidiary is a corporation, or in which an ILFC Non-Restricted Subsidiary is a general partner, if such other subsidiary is a limited partnership.  An initial list of ILFC Non-Restricted Subsidiaries is set forth in Schedule 1.01A hereto.

“ILFC Restricted Subsidiary” means any subsidiary of the Acquired Company other than an ILFC Non-Restricted Subsidiary; provided, however, that the Board of Directors of the Acquired Company may designate any ILFC Non-Restricted Subsidiary, substantially all of the physical properties or business of which are located in the United States of America, its territories and possessions, or Puerto Rico and which does not meet the requirements of clause (b) of the definition of an ILFC Non-Restricted Subsidiary, as an ILFC Restricted Subsidiary.

“incur” has the meaning set forth in Section 6.03(a).

“Indebtedness” means with respect to any Person: (a) any indebtedness (including principal and premium) of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or (iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that Contingent Obligations shall be deemed not to constitute Indebtedness; and obligations under or in respect of a Qualified Securitization Financing shall not be deemed to constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Information” has the meaning set forth in Section 9.14.

“Initial Lenders” means UBS AG, Stamford Branch, Citibank, N.A., Bank of America, N.A., Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada and The Royal Bank of Scotland PLC.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be, in the case of any such written request, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Banks” has the meaning set forth in Section 5.09.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of the term “Unrestricted Subsidiary” and Section 6.01: (a) “Investments” shall include the portion (proportionate to the Company’s equity interest in such subsidiary) of the Fair Market Value of the net assets of a subsidiary of the Company at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Company’s “Investment” in such Unrestricted Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Company.

“IRS” means the United States Internal Revenue Service.

“Junior Securities” means any subordinated debt held by the Company or any Subsidiary that qualifies as Capital Stock.

“Lenders” means the Original Lenders, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption; provided that at all times prior to the funding of the Loans on the Funding Date, the only “Lenders” shall be the Initial Lenders.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” means, collectively, this Agreement, the Notes and the Fee Letters.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Group” means at any time, the Chairman of the Board of Directors, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any subsidiary of the Company at such time.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board of Governors.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under this Agreement or (c) the legality, validity, binding effect or enforceability of this Agreement.

“Material Indebtedness” means Financial Indebtedness (other than the Loans) as set forth on the balance sheet of Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000, excluding any secured Non-Recourse Indebtedness for which the Board of Directors of the Company has determined in good faith that the assets of the applicable obligor(s) have a fair market value less than the outstanding amount of such Indebtedness.

“Maturity Date” means the day that is the 364th day after the Funding Date.

“Maximum Rate” has the meaning set forth in Section 9.15.

“Measurement Date” means May 22, 2012.

“MNPI” means material information concerning the Company, any of its subsidiaries or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.  For purposes of this definition, “material information” means information concerning the Company, its subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means (a) in the case of any Asset Sale, the aggregate cash proceeds received by the Company or any Subsidiary in respect of such Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in such Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under this Agreement required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (b) in the case of any Debt Incurrence or Equity Issuance, the aggregate cash proceeds received by the Company or any Subsidiary in respect thereof, net of the direct costs relating thereto, including, without limitation, legal, accounting and investment banking fees, underwriting discounts and commissions and similar fees and expenses.

“Non-Funding Lender” means any Lender which constitutes a Defaulting Lender under clause (a)(i) of the definition of “Defaulting Lender”.

“Non-Recourse Indebtedness” means with respect to the Company or any Subsidiary, any Indebtedness of such Person that is, by its terms, recourse only to specific assets or to one or more Subsidiaries of the Company each of which is not an Obligor hereunder (provided, however, that Indebtedness to which there is recourse to Equity Interests of any such Subsidiary obligated to pay such Indebtedness shall not cause such Indebtedness to fail to qualify as Non-Recourse Indebtedness as a result of such recourse to such Equity Interests), but is otherwise nonrecourse to the assets of the Company and the other Obligors and is not guaranteed by the Company or any of the other Obligors.

“Note” means any promissory note issued to a Lender hereunder pursuant to Section 2.07(c).

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower under this Agreement, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement.

“Obligations Guarantee” means the guarantee of the Guaranteed Obligations provided by each Guarantor pursuant to Article X.

“Obligor” means the Borrower and each Guarantor.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Offering” has the meaning set forth in Section 5.09.

“Offering Document” has the meaning set forth in Section 5.09.

“Officer” means any director, any attorney-in-fact, the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company, the Borrower or any Successor Company, as applicable.

“Officers’ Certificate” means a certificate signed on behalf of the Company, the Borrower or any Successor Company, as applicable, by two Officers of the Company, the Borrower or such Successor Company, as the case may be, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, the Borrower or such Successor Company.

“Organizational Documents” mean, with respect to (a) the Company, the articles of association (statuten) and (b) any other Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in the case of any trust, the declaration of trust and trust agreement (or similar document) of such person and (vi) in any other case, the functional equivalent of the foregoing.

“Original Credit Agreement” has the meaning set forth in the recitals hereto.

“Original Lenders” means UBS AG, Stamford Branch, and Citibank, N.A.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Sections 2.08(b) and 6.04.

“Permitted Holders” means the collective reference to American International Group, Inc., Waha Capital, their Affiliates and the Management Group.

“Permitted Investments” means (a) any Investment in the Company or any Subsidiary, (b) any Investment in cash and Cash Equivalents, (c) any Investment by the Company or any Subsidiary of the Company in a Person if as a result of such Investment: (i) such Person becomes a Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary, (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 6.04 or any other disposition of assets not constituting an Asset Sale, (e) any Investment existing on the Effective Date, (f) advances to employees not in excess of $5,000,000 outstanding at any one time, in the aggregate, (g) any Investment acquired by the Company or any Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (h) any Investments in Hedging Obligations entered into in the ordinary course of business, (i) loans to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business, (j) any Investment having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (i) $300,000,000 and (ii) 3.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (k) Investments the payment for which consists of Equity Interests of the Company (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (z)(II) of Section 6.01(a), (l) guarantees of Indebtedness permitted by Section 6.03, (m) any transaction to the extent it constitutes an investment that is permitted and made in accordance with Section 6.04(b), (n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, (o) repurchases in compliance with the terms of this Agreement of the notes issued under the Senior Notes Indenture, (p) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates, (q) any Investment in a Person (other than the Company or a Subsidiary) pursuant to the terms of any agreements in effect on the Effective Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded, (r) endorsements for collection or deposit in the ordinary course of business, (s) Investments relating to any Securitization Subsidiary that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect any Qualified Securitization Financing, (t) Investments in property and other assets which after such Investments are owned by the Company or any Subsidiary and (u) Investments in Permitted Joint Ventures in an aggregate amount that taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding, does not exceed the greater of (i) $300,000,000 and (ii) 3.0% of Total Assets, and as of the date of making such Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

“Permitted Joint Venture” means any agreement, contract or other arrangement between the Company or any Subsidiary and any person engaged principally in a Similar Business that permits one party to share risks or costs, comply with regulatory requirements or satisfy other business objectives customarily achieved through the conduct of such Similar Business jointly with third parties.

“Permitted Jurisdiction” means any of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the Pre-Expansion European Union, Switzerland, Bermuda, the Cayman Islands or Singapore.

“Permitted Liens” means, with respect to any Person: (1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, or premiums to insurance carriers, in each case incurred in the ordinary course of business, (2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, (3) Liens for taxes, assessments or other governmental charges or levies not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings, (4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business, (5) minor survey exceptions, minor encumbrances, minor title deficiencies, easements or reservations of, or rights of others for, licenses, rights-of-way, covenants, encroachments, protrusions, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, (6) Liens existing on the Effective Date, (7) Liens on property or shares of stock of a Person at the time such Person becomes a subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary, (8) Liens on property at the time the Company or a Subsidiary acquired the property, including the Acquisition and any other acquisition by means of an amalgamation or a merger or consolidation with or into the Company or any Subsidiary; provided, however, that the Liens may not extend to any other property owned by the Company or any Subsidiary, (9) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary permitted to be incurred in accordance with Section 6.03, (10) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien, (11) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (12) leases and subleases of real property granted to others in the ordinary course of business and which do not materially interfere with the ordinary conduct of the business of the Company or any of the Subsidiaries, (13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business, (14) Liens in favor of the Company, (15) Liens on equipment of the Company or any Subsidiary granted in the ordinary course of business to the Company’s client at which such equipment is located, (16) Liens on Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing, (17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (14), (26) and (28); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (14), (26) and (28) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Loans and the Lenders than the original Liens and the related Indebtedness, (18) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $150,000,000, (19) licenses or sublicenses in the ordinary course of business, (20) Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under Section 7.01(k) so long as (a) such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired or (b) such Liens are supported by an indemnity by a third party with an Investment Grade Rating, (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (23) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (24) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business, (25) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Subsidiary in the ordinary course of business, (26) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.03(b)(4); provided that Liens extend only to the assets so financed, purchased, constructed or improved, (27) Liens placed on the Capital Stock of any non-Wholly-Owned Subsidiary or joint venture in the form of a transfer restriction, purchase option, call or similar right of a third party joint venture partner, (28) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.03(b)(17); provided that Liens extend only to the assets so financed and any assets or Capital Stock of any Subsidiary incurring such Indebtedness, (29) (i) Leases of aircraft, engines, spare parts or similar assets of the Company or its Subsidiaries granted by such person, in each case entered into in the ordinary course of the Company or its Subsidiaries’ operating leasing business, (ii) “Permitted Liens” or similar terms under any lease or (iii) any Lien which the lessee under any lease is required to remove, (30) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness and (31) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.03(b)(22).

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any of its Subsidiaries is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004; provided that “Pre-Expansion European Union” shall not include any country whose long-term debt does not have a long-term rating of at least “AA” by S&P or at least “Aa2” by Moody’s or the equivalent rating category of another Rating Agency.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by UBS AG as its prime commercial lending rate in effect at its Stamford Branch.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Financial Statements” has the meaning set forth in Section 4.02(d).

“Projections” has the meaning set forth in Section 3.07.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary, the financing terms, covenants, termination events and other provisions of which, including any Standard Securitization Undertakings, shall be market terms.

“Qualifying Lender” means a Lender that is beneficially entitled to the receipt of interest payable hereunder and that is

(a) (i) a body corporate and is, by virtue of the law of a Relevant Territory, resident for the purposes of tax in that Relevant Territory and the Relevant Territory concerned imposes a tax that generally applies to interest receivable in that territory by companies from sources outside the territory, or (ii) a body corporate where such interest payable is exempted from the charge to Irish income tax under arrangements for relief from double taxation which have the force of law by virtue of Section 826(1) of the Taxes Consolidation Act 1997 of Ireland, or would be exempted from the charge to Irish income tax if arrangements made, on or before the date of payment of the interest, for relief from double taxation that do not have the force of law by virtue of Section 826(1) of the Taxes Consolidation Act 1997 of Ireland, had the force of law (by virtue of Section 826(1) of the Taxes Consolidation Act 1997 of Ireland) when such interest is paid; provided that, in each case, such interest is not paid to that body corporate in connection with a trade or business carried on in Ireland by that body corporate through a branch or agency;

(b) a body corporate that is incorporated in the U.S. and that is subject to tax in the U.S. on its worldwide income; provided that such interest is not paid to that body corporate in connection with a trade or business carried on in Ireland by that body corporate through a branch or agency;

(c) a U.S. limited liability company; provided that the ultimate recipients of such interest would be Qualifying Lenders within paragraph (a) and/or (b) of this definition and the business conducted through such U.S. limited liability company is so structured for market reasons and not for tax avoidance reasons; provided further that such interest is not paid in connection with a trade or business carried on in Ireland by that Qualifying Lender through a branch or agency;

(d) licensed, pursuant to section 9 of the Central Bank Act 1971 of Ireland to carry on banking business in Ireland and whose lending office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3) of the Taxes Consolidation Act 1997 of Ireland;

(e) an authorised credit institution under the terms of Directive 2006/48/EC that has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and carries on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Taxes Consolidation Act 1997 of Ireland and has its lending office located in Ireland;

(f) a body corporate which advances money in the ordinary course of a trade which includes the lending of money; provided that such interest is taken into account in computing the trading income of such Lender and such Lender has complied with (and continues to comply with) the notification requirements under section 246(5) of the Taxes Consolidation Act 1997 of Ireland;

(g) a qualifying company within the meaning of Section 110 of the Taxes Consolidation Act 1997 of Ireland; or

(h) an investment undertaking within the meaning of section 739B of the Taxes Consolidation Act 1997 of Ireland.

“Rating Agencies” means Fitch, Moody’s and S&P, or if any of Fitch, Moody’s or S&P or all three shall not make a rating on the Company’s senior, unsecured, long-term debt publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for any of Fitch, Moody’s or S&P or all three, as the case may be.

“Rating Date” means the date which is the day prior to the initial public announcement by the Company or the proposed acquirer that (a) the acquirer has entered into one or more binding agreements with the Company and/or shareholders of the Company that would give rise to a Change of Control or (b) the proposed acquirer has commenced an offer to acquire outstanding Voting Stock of the Company.

“Rating Decline” shall be deemed to occur if on the 60th day following the occurrence of a Change of Control the rating of the Company’s senior, unsecured, long-term debt by two Rating Agencies, if such debt is rated by all three Rating Agencies, or either Rating Agency, if such debt is only rated by two Rating Agencies, shall have been (a) withdrawn or (b) downgraded, by one or more degradations, from the ratings in effect on the Rating Date.

“Ratings” means the ratings of the Company’s senior, unsecured, long-term debt by S&P and Fitch.

“Recipient” means the Administrative Agent or any Lender.

“Reduction/Prepayment Event” means:

(a)  any Asset Sale by the Company or any Subsidiary, but excluding any Asset Sale the Net Proceeds of which the Company, at its election by notice to the Administrative Agent, applies in accordance with Section 6.04(b); and

(b)  any Equity Issuance; and

(c)  any Debt Incurrence.

“Refinancing Indebtedness” has the meaning set forth in Section 6.03(b)(14).

“Refunding Capital Stock” has the meaning set forth in Section 6.01(b)(xiv).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Subsidiary in exchange for assets transferred by the Company or a

Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Relevant Territory” means a member state of the European Communities (other than Ireland), or a territory with the government of which Ireland has made arrangements for relief from double taxation which have the force of law by virtue of Section 826(1) of the Taxes Consolidation Act 1997 of Ireland, or a territory with the government of which Ireland has made arrangements for relief from double taxation which, upon completion of procedures set out in Section 826(1) of the Taxes Consolidation Act 1997 of Ireland will have the force of law.

“Required Lenders” means, at any time, Lenders having aggregate Loans (or, prior to the borrowing hereunder on the Funding Date, Commitments plus, if any Lender constitutes a Non-Funding Lender on the Funding Date, the Backstop Commitments of each Original Lender which is not a Defaulting Lender in an aggregate amount equal to their respective Applicable Percentages of all such Non-Funding Lenders’ Commitments) representing more than 50% of the aggregate principal amount of the Loans (or, prior to the borrowing hereunder on the Funding Date, the aggregate Commitments plus, if any Lender constitutes a Non-Funding Lender on the Funding Date, the Backstop Commitments of each Original Lender which is not a Defaulting Lender in an aggregate amount equal to their respective Applicable Percentages of such Defaulting Lender’s Commitment) at such time.

“Restricted Payment” has the meaning set forth in Section 6.01(a).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-related list of specially designated nationals or designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, or any Person controlled by such a Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securities Demand” has the meaning set forth in Section 5.09.

“Securitization Assets” means the accounts receivable, lease, royalty or other revenue streams and other rights to payment and all related assets (including contract rights, books and records, all collateral securing any and all of the foregoing, all contracts and all guarantees or other obligations in respect of any and all of the foregoing and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving any and all of the foregoing) and the proceeds thereof in each case pursuant to a Securitization Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means one or more transactions or series of transactions that may be entered into by the Company and/or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer Securitization Assets to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of the Subsidiaries that are not Securitization Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any Subsidiary.

“Securitization Subsidiary” means a Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary makes an Investment and to which the Company or any Subsidiary transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or a Subsidiary, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary, other than another Securitization Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and (b) to which none of the Company or any other Subsidiary, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced by a resolution of the Board of Directors of the Company or such other Person giving effect to such designation.

“Seller” means American International Group, Inc.

“Senior Notes Indenture” means the Indenture dated as of May 22, 2012, among AerCap Aviation Solutions B.V., the Company, the other guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee, in respect of the 6.375% Senior Unsecured Notes due 2017 of AerCap Aviation Solutions B.V.

“Significant Subsidiary” means (a) the Borrower and (b) any Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the Securities Act.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” means, with respect to any Person at any time of determination, that (a) the fair value of the property of such Person is not less than its debts, (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (c) such Person is not engaged in a business and is not about to engage as of the date of determination in a business for which such Person’s property would constitute an unreasonably small capital as of the date of determination and (d) such Person is not insolvent under any Debtor Relief Laws.

“Specified Representations” means the representations and warranties set forth in Sections 3.01 (solely with respect to the due organization and valid existence of the Obligors), 3.02 and 3.03(b) and (c) (in each case, solely with respect to the execution and delivery of the Loan Documents), 3.08, 3.09, 3.10, 3.11 and 3.12.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that are customary for a seller or servicer of assets in a Securitization Financing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Obligations Guarantee of such Guarantor.

“subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, and (b) any partnership, joint venture, limited liability company or similar entity of which (i) 50% or more of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary” means, at any time, any direct or indirect subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of the term “Subsidiary”.

“Subsidiary Guarantor” means each of the Subsidiaries of the Company identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Company that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 5.07.

“Successor Company” has the meaning set forth in Section 6.08(a)(1)(B).

“Syndication Agent” means Citibank, N.A.

“Take-out Notes” has the meaning set forth in Section 5.09.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means the total assets of the Company and the Subsidiaries, as shown on the most recent balance sheet of the Company for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of the term “Fixed Charge Coverage Ratio”.

“Total Cap” has the meaning set forth in the Bridge Facility Fee Letter.

“Transaction Information” has the meaning set forth in Section 3.07.

“Transactions” means (a) the execution, delivery and performance by the Obligors of this Agreement, the borrowing of the Loans and the use of the proceeds thereof, (b) the Acquisition and (c) the payment of fees, commissions and expenses incurred in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company as provided in Section 6.10) and (b) any subsidiary of an Unrestricted Subsidiary. On the Effective Date, AerCo Limited was an Unrestricted Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04.  Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect on the Effective Date.

SECTION 1.05.  Effectuation of Transactions.  On the Funding Date, all references herein to the Company, the Subsidiaries, the Obligors, the Guarantors and the Significant Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Company and the Borrower contained in this Agreement shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Funding Date, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01.  Commitments and Backstop Commitments.  (a)  Subject to the terms and conditions set forth herein, each Lender severally but not jointly agrees to make a single Loan to the Borrower on the Funding Date, in Dollars in a principal amount not to exceed such Lender’s Commitment.

(b)  If any Initial Lender (other than any Original Lender) constitutes a Non-Funding Lender on the Funding Date then, subject to the terms and conditions set forth herein, each Original Lender severally but not jointly agrees to make a single Loan to the Borrower on the Funding Date, in Dollars in a principal amount not to exceed such Original Lender’s Applicable Percentage of all such Non-Funding Lenders’ unfunded Commitments.  For the avoidance of doubt, it is understood and agreed that any Loan required to be made by an Original Lender under this Section 2.01(b) shall be in addition to the Loan required to be made by such Original Lender (in its capacity as an Initial Lender) in respect of its Commitment under Section 2.01(a).

(c)  Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments (or, in the case of a Loan made by the Original Lenders under Section 2.01(b), ratably in accordance with their respective Backstop Commitments).  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments (and Backstop Commitments, as the case may be) of the Lenders are several and (except as expressly set forth in Section 2.01(b)) no Lender shall be responsible for any other Lender’s failure to make a Loan as required hereunder.

(b)  Subject to Section 2.11, each Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as the Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing.  Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request; provided that a Borrowing Request for an ABR Borrowing may be revoked by the Borrower (by notice to the Administrative Agent at any time prior to 11:00 a.m., New York City time, on the day of the proposed Borrowing).  Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)  the location and number of the account of the Borrower to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Funding of Borrowings.  Each Lender shall make each Loan to be made by it hereunder on the Funding Date by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower specified by the Borrower in the Borrowing Request.

SECTION 2.05.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Borrowing Request or as otherwise provided in Section 2.03; provided that, notwithstanding any other provision of this Agreement, prior to the earlier of (i) the completion of syndication of the credit facility provided for herein (as notified to the Borrower by the Arrangers) and (ii) 90 days following the Funding Date, the Interest Period for any Eurodollar Borrowing shall be one month.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)  if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(c)  If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified the Borrower of an election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) the Commitments shall automatically terminate upon the earlier of (A) the borrowing of the Loans in accordance with Sections 2.01(a) and 2.01(b) and (B) 5:00 p.m., New York City time, on the Commitment Termination Date and (ii) the Backstop Commitments shall automatically terminate upon the termination in full of the Commitments of the Initial Lenders (other than the Original Lenders).

(b)  The Borrower may at any time terminate in full the Commitments and the Backstop Commitments, or from time to time permanently reduce the Commitments and the maximum aggregate amount of the Backstop Commitments; provided that (i) any reduction of the Commitments of the Lenders or the maximum aggregate amount of the Backstop Commitments of the Original Lenders shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate in full the Backstop Commitments unless the Borrower shall concurrently terminate in full the Commitments and (iii) the Borrower shall not permanently reduce the maximum aggregate amount of the Backstop Commitments of the Original Lenders by any amount unless the Borrower shall concurrently permanently reduce the Commitments by the same amount.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments and the Backstop Commitments under this paragraph (b) at least three Business Days prior to the effective date of such termination or reduction.  Each such notice shall be irrevocable and shall specify the date of effectiveness of any such termination or reduction.

(c)  In the event and on each occasion that, after the Effective Date and prior to the termination of the Commitments and the Backstop Commitments in accordance with this Section, any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Reduction/Prepayment Event (other than an Asset Sale), (i) the Borrower shall on the day of such receipt provide to the Administrative Agent written notice thereof, setting forth the nature of such Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof), (ii) the Commitments will automatically and permanently reduce by an aggregate amount equal to the lesser of the aggregate amount of the Commitments then in effect and the amount of such Net Proceeds and (iii) the aggregate maximum amount of the Backstop Commitments of the Original Lenders will automatically and permanently reduce by an aggregate amount equal to the lesser of the aggregate maximum amount of the Backstop Commitments of the Original Lenders then in effect and the amount of such Net Proceeds, each such reduction to be effective on the day on which such notice is received by the Administrative Agent.

(d)  Promptly following receipt of any notice pursuant to paragraph (b) or (c) of this Section, the Administrative Agent shall advise the Lenders of the contents thereof.  Any termination or reduction of the Commitments and the Backstop Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.  Each reduction of the Backstop Commitments shall be made ratably among the Original Lenders in accordance with their respective Backstop Commitments.

SECTION 2.07.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan of such Lender on the Maturity Date.

(b)  The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)  Any Lender may request that the Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08.  Prepayment of Loans.  (a)  The Borrower shall have the right, without penalty or premium but subject to Section 2.13, at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.  The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any such optional prepayment (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date.

(b)  In the event and on each occasion that, after the making of the Loans hereunder on the Funding Date, any Net Proceeds in excess of $25,000,000 are received by or on behalf of the Company or any Subsidiary in respect of any Reduction/Prepayment Event, (i) the Borrower shall on the day of such receipt provide to the Administrative Agent written notice thereof, setting forth the nature of such Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (ii) within three Business Days of such receipt the Borrower shall, without penalty or premium but subject to Section 2.13, prepay Borrowings in an amount equal to such Net Proceeds; provided, that, to the extent any other Indebtedness (other than any Indebtedness which by its terms is subordinated in right of payment to any of the Obligations) requires the Company or any Subsidiary to prepay or make an offer to purchase such other Indebtedness with the Net Proceeds in respect of any Asset Sale constituting a Reduction/Prepayment Event, the amount of the prepayment required pursuant to Section 2.08(b)(ii) shall be deemed to be the amount equal to the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Loans and the denominator of which is the sum of the outstanding principal amount of all such other Indebtedness with respect to which such a requirement to prepay or make an offer to purchase exists and the outstanding principal amount of the Loans.

(c)  Upon the occurrence of any Change of Control Triggering Event, the Borrower shall promptly provide to the Administrative Agent written notice thereof and, within three Business Days of the later of the date of such Change of Control Triggering Event and the Funding Date, the Borrower shall, without penalty or premium, but subject to Section 2.13, prepay the Loans in full.

(d)  Each notice delivered pursuant to paragraph (a), (b) or (c) of this Section shall specify the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any notice pursuant to paragraph (a), (b) or (c) of this Section, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be accompanied by accrued interest thereon and shall be applied ratably to the Loans included in the prepaid Borrowing; provided that in the event that any Lender or Affiliate of a Lender purchases Take-out Notes pursuant to a Securities Demand at an issue price above the price at which such Lender or such Affiliate has reasonably determined such Take-out Notes can be resold by such Lender or Affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the Net Proceeds received by the Company or any Subsidiary in respect of the associated Reduction/Prepayment Event may, at the option of the applicable Lender, be applied first to prepay the Loans of such Lender (provided that if there is more than one such Lender or Affiliate then such Net Proceeds will be applied pro rata to prepay the Loans of such Lenders in proportion to such Lenders’ principal amount of Take-out Notes purchased from the issuer thereof) prior to being applied to prepay the Loans held by other Lenders.  With respect to each such prepayment, the Borrower will, not later than the date specified in paragraph (a), (b) or (c) of this Section, as applicable, for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender.

SECTION 2.09.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender), on each of the dates set forth below a duration fee equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s Loans outstanding on such date, if all Loans have not been prepaid in full prior to such date:

Date	Duration Fee Percentage

90 days after the Funding Date	0.50%

180 days after the Funding Date	0.75%

270 days after the Funding Date	1.25%

; provided that, following a Demand Failure Event, upon notice to the Borrower by the Administrative Agent on behalf of the Arrangers, all such duration fees shall become immediately due and payable.

(b)  The Company agrees to pay (or to cause the Borrower to pay) to the parties entitled thereto the fees payable pursuant to the Fee Letters, in the amounts and at the times set forth therein.

(c)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the parties entitled thereto, or, in the case of the duration fees, to the Administrative Agent for distribution to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.10.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, (i) following a Demand Failure Event, upon notice to the Borrower by the Administrative Agent on behalf of the Arrangers, the Loans shall bear interest at a rate per annum equal to the Total Cap and (ii) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar

Borrowing shall be ineffective, and any Eurodollar Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurodollar Borrowing shall be treated as a request for an ABR Borrowing.

SECTION 2.12.  Increased Costs.  (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)  impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments and/or Backstop Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error and shall certify that such amount or amounts were calculated on a fair and accurate basis, that if based on an allocation that such allocation is reasonable and that such amount or amounts resulted from a Change in Law.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)  Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Recipient pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than six months prior to the date that such Recipient notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Recipient’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurodollar Loan on a date specified therefor in any notice of prepayment given by the Borrower or (e) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.14.  Taxes.  (a)   Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)  Evidence of Payment.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section, but excluding any Taxes to the extent the Borrower has paid increased amounts in respect thereof pursuant to Section 2.14(a)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any

Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f)  Status of Lenders.  (i)  (A) Each Lender shall certify to the Borrower and the Administrative Agent on or before the date it becomes a Lender whether it is a Qualifying Lender and (B) any Lender that is entitled to benefit from an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing, if a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (ii),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Indemnification of Borrower.  Each Lender shall severally indemnify the Borrower within 10 days after written demand with adequate supporting documentation for any Excluded Tax actually paid by Borrower to a governmental entity solely and directly attributable to such Lender’s failure to comply with Section 2.14(f)(i)(A) or Section 2.14(f)(iii) as it relates to the certification provided in Section 2.14(f)(i)(A).

SECTION 2.15.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder prior to the time expressly required hereunder for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.09(b), 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)  Except as contemplated by Section 2.08(d), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  Subject to Section 2.17(c), if any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.14(e) 2.15(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.16.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)  If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16(a), (iii) any Lender has become a Defaulting Lender on or prior to the Funding Date or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations

(which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the applicable assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto (in which case such assignment and delegation shall be made without representation or warranty by such Lender).

SECTION 2.17.  Defaulting Lenders.  (a)  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, the Commitment and the Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02);  provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

(b)  In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall, to the extent applicable, make or purchase at par such Loans of the Original Lenders, and take such other actions, as the Administrative Agent shall determine to be necessary in order for such Lender to hold the Loans it would have held had it not been a Defaulting Lender and, to the extent applicable, had funded its Loans under Section 2.01(a) in accordance with its Commitment or under Section 2.01(b) in accordance with its Backstop Commitment, as the case may be.

(c)  If any Original Lender has funded Loans under Section 2.01(b) in respect of its Backstop Commitment then such Original Lender (acting through the Administrative Agent) shall be entitled to recover from each Non-Funding Lender in respect of which such Loans were funded, on demand, an amount equal to such Original Lender’s Applicable Percentage of all fees paid under the Bridge Facility Fee Letter in respect of such Non-Funding Lender’s Commitment with interest thereon for the period from the date such fees were paid to such Non-Funding Lender to the date on which such payment is immediately available to such Original Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Original Lender in accordance with banking industry rules on interbank compensation.  Once paid such amount shall not be refundable under any circumstances.

ARTICLE III

Representations and Warranties

Each of the Company and the Borrower jointly and severally represents and warrants to the Administrative Agent and the Lenders, on the Effective Date and on the Funding Date that:

SECTION 3.01.  Organization; Powers.  Each of the Company and its Significant Subsidiaries is duly incorporated or organized, as applicable, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, to the extent applicable, is in good standing in, every jurisdiction where such qualification is required, except in each case (other than being validly existing) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02.  Enforceability; Legal Form.  (a)  The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Agreement and each other Loan Document has been duly executed and delivered by each Obligor party thereto and constitutes a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)  This Agreement is in proper legal form under the law of Ireland and each other jurisdiction under which any Obligor is organized for the enforcement thereof against each Obligor under such law.  All formalities required in Ireland and each other jurisdiction under which any Obligor is organized for the validity and enforceability of this Agreement (including any necessary registration, recording or filing with any court or other authority in Ireland and each other jurisdiction under which any Obligor is organized) have been accomplished, and no notarization is required, for the validity and enforceability thereof.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The consummation of the Transactions (a) do not require that to be enforceable against an Obligor such Obligor obtain any consent or approval (including any exchange control approval) of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not cause the Company or any Significant Subsidiary to violate any applicable law or regulation or the charter, by laws or other organizational documents of the Company or any Significant Subsidiary or any order of any Governmental Authority and (c) will not cause the Company or any Significant Subsidiary to violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any Significant Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by any such Person, except in the case of clause (b) (with respect to violations of applicable law) or clause (c), where the failure to do so, or such violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the Fiscal Year ended December 31, 2012, reported on by PricewaterhouseCoopers Accountants N.V., independent public accountants.  As of December 31, 2012, such financial statements presented fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated subsidiaries as of such date and for such period in accordance with GAAP.

(b)  As of the Effective Date, since December 31, 2012, there has been no material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

(c)  On or prior to the Funding Date, the Company has furnished to the Lenders the Pro Forma Financial Statements, which have been prepared by the Company in good faith, based on assumptions believed by the Company to be reasonable as of the date of the Pro Forma Financial Statements are so furnished, and present fairly, in all material respects, the pro forma financial position and results of operations of the Company and its consolidated subsidiaries as of the dates of the balance sheets, and for the periods of the related income statements, included in the Pro Forma Financial Statements.

SECTION 3.05.  Actions, Suits and Proceedings.  As of the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

SECTION 3.06.  Compliance with Laws.  Each of the Company and its Significant Subsidiaries is in compliance with all laws (including ERISA or any laws applicable to a Foreign Plan), regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.  Disclosure.  As of the Funding Date (to the Company’s knowledge with respect to the Acquired Company and its subsidiaries and Affiliates), (a) all written information (other than Projections, forward looking information and information of a general economic or industry specific nature) that has been made available to the Arrangers by the Company or any of the Company’s representatives in connection with the Transactions (the “Transaction Information”), when taken as a whole, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading (giving effect to any supplements thereto from time to time) and (b) the Company’s financial projections prepared in connection with the arrangement and syndication of the Loans (the “Projections”) that have been made available to the Arrangers by the Company or any of the Company’s representatives in connection with the Transactions have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time such Projections were furnished (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved).

SECTION 3.08.  Use of Credit.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

SECTION 3.09.  Investment Company Act.  No Obligor is or, following consummation of the Transactions, will be an “investment company” under the Investment Company Act of 1940.

SECTION 3.10.  Ranking.  Following the Funding Date, the Loans rank, and will at all times rank, in right of payment senior to all subordinated Indebtedness of the Obligors and otherwise at least pari passu with all other unsecured Indebtedness of the Obligors, whether now existing or hereafter outstanding, except to the extent such other Indebtedness ranks prior to the Loans as a result of any mandatory provision of applicable law.

SECTION 3.11.  Solvency.  As of the Effective Date and the Funding Date, the Company and its Subsidiaries (on a consolidated basis) are, and immediately after giving effect to the Transactions on the Funding Date will be, Solvent.

SECTION 3.12.  Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, the USA Patriot Act and other applicable anti-terrorism and money laundering laws.  None of the Company or any Subsidiary or, to the knowledge of the Company, any director, officer, employee or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing will be made for any purpose that would constitute or result in a violation of Anti-Corruption Laws, Sanctions, the USA Patriot Act or other anti-terrorism and money laundering laws, in each case applicable to the Company or any Subsidiary.

SECTION 3.13.  Ownership of Subsidiary Guarantors.  As of the Funding Date, (a) each of AerCap Aviation Solutions B.V., AerCap Ireland Limited and the Borrower is a direct or indirect Wholly-Owned Subsidiary of the Company and (b) immediately after giving effect to the Transactions on the Funding Date, the Acquired Company is a direct or indirect Wholly-Owned Subsidiary of the Borrower.

ARTICLE IV

Conditions

SECTION 4.01.  Amendment Effective Date.   Notwithstanding anything to the contrary contained in the Original Credit Agreement, (w) the Original Credit Agreement is hereby amended, restated and superseded in its entirety in the form of this Agreement, (x) Schedule 2.01 to the Original Credit Agreement is hereby amended, restated and superseded in its entirety in the form attached hereto as Schedule 2.01, (y) each other schedule and exhibit to the Original Credit Agreement shall remain as in effect immediately prior to the Amendment Effective Date and (z) each Original Lender is automatically and without further act deemed to have assigned to each Initial Lender (other than any Original Lender), and each Initial Lender (other than any Original Lender) is automatically and without further act deemed to have assumed, a portion of such assigning Original Lender’s commitments under the Original Credit Agreement such that, after giving effect to each such deemed assignment and assumption, the Commitments of the Initial Lenders are as set forth on such amended and restated Schedule 2.01 to this Agreement, in each case, upon the satisfaction (or waiver in accordance with Section 9.02), in each case on the date hereof, of each of the following conditions:

(a)  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b)  The Seller shall have confirmed to the Company, in writing, in accordance with the Acquisition Agreement, its consent to the amendment and restatement of the Original Credit Agreement in the form of this Agreement.

SECTION 4.02.  Funding Date.  The obligations of the Lenders to make Loans hereunder on the Funding Date are subject to receipt of a Borrowing Request therefor in accordance herewith, and to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions on or after the Effective Date:

(a)  The Administrative Agent shall have received (i) a certificate of an officer or director of each Obligor, in substantially the form of Exhibit E-1, attaching, among other things, (A) a copy of the resolutions of the board of directors or managers of such Obligor (or a duly authorized committee thereof) authorizing (x) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (y) in the case of the Borrower, the extensions of credit contemplated hereunder, and (B) true and complete copies of each of the organizational documents of such Obligor, and (ii) an officer’s certificate of the Company, in substantially the form of Exhibit E-2, in each case with such changes as the Arrangers and the Administrative Agent shall agree following a request therefor from the Company.

(b)  The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Funding Date) of each of (i) NautaDutilh N.V., special Dutch counsel to the Company, in substantially the form of Exhibit F-1, (ii) Cravath, Swaine & Moore LLP, special New York counsel to the Company, in substantially the form of Exhibit F-2, and (iii) McCann FitzGerald, special Irish counsel to the Company, in substantially the form of Exhibit F-3, in each case with such changes as the Arrangers and the Administrative Agent shall agree.

(c)  The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the making of the Loans hereunder, in each case in accordance with the Acquisition Agreement without giving effect to any waiver or amendment thereof or any consent thereunder (excluding any waiver or consent to any interim operating covenants of the Acquired Company and its subsidiaries not involving the incurrence of Indebtedness or Liens or the disposition of assets) that is materially adverse to the interests of the Lenders unless consented to by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) any change in the purchase price (other than in the cash portion thereof) shall be deemed not to be materially adverse to the interests of the Lenders, (ii) any change in the cash portion of the purchase price that does not exceed 10% of the original amount thereof shall be deemed not to be materially adverse to the interests of the Lenders and (iii) any reduction in the cash portion of the purchase price in excess of 10% of the original amount of thereof shall be deemed not to be materially adverse to the interests of the Lenders to the extent that the aggregate amount of the Commitments of the Lenders and the aggregate maximum amount of the Backstop Commitments of the Original Lenders are each reduced dollar-for-dollar by the amount of such excess.

(d)  The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Company and the Acquired Company for each of the last three Fiscal Years ended at least 90 days prior to the Funding Date, in each case prepared in accordance with GAAP (the “Audited Financial Statements”), (ii) unaudited consolidated balance sheets and related statements of income and cash flows of each of Company and the Acquired Company for the most recent Fiscal Quarter ended subsequent to the most recent Fiscal Year covered in the Audited Financial Statements and at least 45 days prior to the Funding Date and for the comparable periods of the preceding Fiscal Year, in each case prepared in accordance with GAAP (the “Unaudited Financial Statements”) and (iii) a pro forma, after giving effect to the Transactions, consolidated balance sheet and related statements of income for Company (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA (“Pro Forma EBITDA”), for the last Fiscal Year covered by the Audited Financial Statements and for the latest four-quarter period ending with the latest period covered by the Unaudited Financial Statements; provided that filing by the Company or the Acquired Company, as the case may be, with the SEC of statements, in the case of the Company, on Form 20-F and Form 6-K and, in the case of the Acquired Company, on Form 10-K and Form 10-Q, containing such financial statements will satisfy the foregoing requirements for the Company or the Acquired Company, as applicable.

(e)  The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer of the Company, as to the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the Transactions, in substantially the form of Exhibit G.

(f)  The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (provided that any representation or warranty which is qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of the Funding Date, except to the extent that such representations specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any representation or warranty which is qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date.

(g)  (i) Subject to, and as qualified by, paragraph 6.1 of Part A of Schedule 1 of the Disclosure Letter to the Acquisition Agreement (as in effect on the Effective Date), since December 31, 2012 through the Effective Date, other than as disclosed in the Reports (as defined in the Acquisition Agreement as in effect on the Effective Date) of any member of the Company Group (as defined in the Acquisition Agreement as in effect on the Effective Date) filed or furnished to the SEC since December 31, 2012 through the Effective Date (excluding, in each case, any risk factor disclosures and other forward-looking statements), there shall have been no event, change, occurrence or development or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquired Company Material Adverse Effect and (ii) no Acquired Company Material Adverse Effect shall have occurred between the Effective Date and the Funding Date.

(h)  The Administrative Agent, the Arrangers and the Bookrunners shall have received all fees and other amounts due and payable on or prior to the Funding Date under this Agreement or the Fee Letters, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by the Borrower, including pursuant to the Fee Letters.

(i)  [Reserved].

(j)  No default or event of default shall occur on the Funding Date, after giving effect to the Transactions, under any agreement set forth on Schedule 4.02(j) hereto as a result of the consummation of the Transactions.

ARTICLE V

Affirmative Covenants

Until the Commitments and the Backstop Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Company and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a)  within 150 days after the end of each Fiscal Year of the Company, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers Accountants N.V. or other independent public accountants of recognized national standing; provided that the foregoing delivery requirement shall be satisfied if Company shall have filed with the SEC on or prior to such date its Annual Report on Form 20-F for such Fiscal Year, which is available to the public via EDGAR or any similar successor system;

(b)  within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its subsidiaries as of the end of and for such Fiscal Quarter and then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments, the auditors’ year-end report and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if the Company shall have filed with the SEC on or prior to such date its Quarterly Report on Form 6-K for such Fiscal Quarter, which is available to the public via EDGAR or any similar successor system;

(c)  concurrently with any delivery (or deemed delivery) of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Company certifying, that to his or her actual knowledge, as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d)  promptly from time to time after the occurrence of an event required to be therein reported by the Company, such other reports of the Company on Form 6-K, or any successor or comparable form, as the Company shall have filed with the SEC; provided that the foregoing delivery requirement shall be satisfied if the Company shall have filed with the SEC such Form 6-K, or such successor or comparable form, for such event, which is available to the public via EDGAR or any similar successor system; and

(e)  promptly following any request therefor, such other information regarding the operations and financial condition of the Company or any of its Subsidiaries (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts), as the Administrative Agent or any Lender may reasonably request (provided each Lender acknowledges such information is subject to the confidentiality obligations in Section 9.14).

Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender, promptly after a Financial Officer of the Company has actual knowledge thereof, written notice of the following:

(a)  the occurrence of any Default that has not been cured as of the date of such notice or a Change of Control; and

(b)  entry into any definitive agreement that will, when consummated, result in a Reduction/Prepayment Event.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Company will, and will cause each of its Significant Subsidiaries (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.08.

SECTION 5.04.  Maintenance of Properties; Insurance.  The Company will, and will cause each of its Significant Subsidiaries (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts) to, (a) keep and maintain all property not leased by it to a third party and material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Books and Records; Inspection Rights.  The Company will, and will cause each of its Significant Subsidiaries (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts) to, keep proper books of record and account in which true and correct entries are made of all material dealings and transactions in relation to its business and activities.  The Company will, and will cause each of its Significant Subsidiaries (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts) to, permit any representatives designated by the Administrative Agent (which may include representatives of any Lender or Lenders) or, if an Event of Default has occurred and is continuing, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its Financial Officers, all at such reasonable times and as often as reasonably requested (but so long as no Event of Default is in existence, not more than once every twelve months).

SECTION 5.06.  Compliance with Laws; Governmental Approvals.  The Company will, and will cause each of its Significant Subsidiaries (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts) to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Sanctions laws and any Environmental Laws to the extent applicable, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Obligor agrees that it will promptly obtain from time to time at its own expense all such governmental licenses, authorizations, consents, permits and approvals as may be required for such Obligor to comply with its obligations under this Agreement.

SECTION 5.07.  Subsidiary Guarantors.  In each case to the extent such Person is not a party to this Agreement on the date hereof, the Company will cause (a) immediately following consummation of the Acquisition on the Funding Date, (x) the Acquired Company, (y) the Financing Trust, if any, and (z) any direct or indirect Subsidiary of the Financing Trust (or, if no Financing Trust exists, of the Borrower) of which the Acquired Company is a direct or indirect Subsidiary, (b) any Subsidiary that is required under Section 6.07 to become a Subsidiary Guarantor and (c) any Subsidiary that is a guarantor under the Senior Notes Indenture to (i) become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement and (ii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 4.02 on the Funding Date or as the Administrative Agent shall have reasonably requested.

SECTION 5.08.  Payment of Taxes.  The Company will, and will cause each of its Significant Subsidiaries (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts) to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any property belonging to it, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent, except where (a) the validity or amount thereof is being disputed or contested in good faith by appropriate proceedings, and (b) the Company or such Significant Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required in accordance with GAAP.

SECTION 5.09.  Securities Demand.  (a)  As soon as reasonably practicable after the Funding Date, the Company will commence preparation of a preliminary offering document relating to the Take-out Notes (the “Offering Document”).  If at any time (but not more than four times) on or after the date that is 120 days after the Funding Date and prior to the date that is 364 days after the Funding Date, the Arrangers make a proposal for the Borrower to issue debt securities of the Borrower (the “Take-out Notes” and such proposal, a “Securities Demand”) to the Company, after (x) the Borrower has had a reasonable opportunity to participate in a customary “roadshow” (unless the Company and the Arrangers jointly determine that conducting a “roadshow” would be commercially futile) and (y) preparation of a customary offering document for the offering of the Take-out Notes on the terms and conditions hereinafter provided in this Section (an “Offering”), the Borrower will accept such proposal.  It is understood and agreed that with respect to any Take-out Notes issued pursuant to this Section:

(i)  the aggregate amount of proceeds from such Take-out Notes shall not exceed an amount sufficient to repay all the then outstanding principal and other amounts under this Agreement;

(ii)  the guarantors and guarantee structure for such Take-out Notes shall be the same as provided under this Agreement, provided that the guarantor release provisions shall be consistent with the guarantor release provisions in the Senior Notes Indenture (except that the guarantor release provisions in such Take-out Notes may exclude the Acquired Company from the release provision analogous to Section 10.09(b)(ii));

(iii)  the interest rate of such Take-out Notes shall be reasonably determined by the Arrangers in consultation with the Company in light of the then prevailing market conditions for comparable unsecured non-investment grade debt securities and the financial condition and prospects of the Company, but in no event shall (A) the aggregate weighted average total effective yield (excluding, for avoidance of doubt, fees or discounts paid to the Investment Banks but including in any event the effect of issuance with original issue discount) of all Take-out Notes issued pursuant to this Section 5.09 (together with all Loans outstanding after giving effect to the issuance of such Take-out Notes and the use of proceeds thereof) (and assuming for the purposes of this clause (iii) that the yield on such Loans equals the Total Cap) exceed the Total Cap (it being understood that any floating interest rates and/or yields included in any of the foregoing calculations shall be converted to a fixed rate swap equivalent for the term of such floating rate securities in accordance with market convention) and (B) such Take-out Notes have an issue price to the Borrower (before giving effect to underwriting or initial purchaser discounts or fees payable to the Investment Banks) less than 98% of the aggregate principal amount thereof;

(iv)  the maturities of up to $400,000,000 aggregate principal amount of such Take-out Notes may be less than five years after the date of issuance thereof (but in no event shall be less than three years after the date of issuance thereof) and the maturities of all other such Take-out Notes shall be between five years and 10 years after the date of issuance thereof;

(v)  such Take-out Notes shall be issued on an unsecured basis;

(vi)  each offering of Take-out Notes shall be in respect of a minimum of $400,000,000 in aggregate principal amount issued (or, if less, the then outstanding principal amount of the Loans);

(vii)  all other terms (including ranking), conditions, covenants, remedies, registration rights and other provisions of such Take-out Notes or otherwise applicable to the Offering, to the extent not otherwise specified in this Section 5.09(a), shall be as the Investment Banks in their sole judgment determine to be appropriate in light of the then prevailing circumstances and market conditions for comparable unsecured non-investment grade debt securities and the financial condition and prospects of the Company, but in any event at least as favorable to the Company as those contained in this

Agreement (except that the Change of Control provision may be changed to a single trigger by eliminating the Rating Decline requirement);

(viii)  such Take-out Notes shall be issued or incurred pursuant to one or more customary agreements for non-investment grade debt securities, which shall contain such terms as are typical and customary for similar financings, and as are reasonably satisfactory in all respects to the Investment Banks; and

(ix)  at the option of the Arrangers, the Company shall cause an entity organized under the laws of the United States or any state thereof to be a co-issuer of the Take-out Notes.

(b)  In connection with any Securities Demand, the Company agrees that (i) the Offering Document shall include a customary discussion of the Company (and/or its subsidiaries) section, such of the financial statements referred to in Section 4.02(d) as would be required to be included in such Offering Document and such other pro forma financial statements and other financial data of the type and form as would be customarily included in a preliminary offering document for non-investment grade debt securities and (ii) the investment banks engaged to sell the Take-out Notes (the “Investment Banks”) shall receive prior to the start of any roadshow described above, drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of the Company would be prepared to deliver upon completion of customary procedures in connection with the offering of the Take-out Notes.  In addition, to assist the Investment Banks in a timely completion of the offering of the Take-out Notes, the Company shall, upon the Investment Banks’ reasonable request, make the Company’s senior officers and representatives available to the Investment Banks in connection with the offering of the Take-out Notes, including making them available to assist in the preparation of one or more offering documents (including assistance in obtaining industry data), to participate in due diligence sessions and to participate in one or more “roadshows” to market the Take-out Notes, in each case at times and locations to be mutually agreed.

(c)  The failure of the Company or the Borrower to comply with its obligations under this Section 5.09 for five Business Days after notice of such failure from the Administrative Agent on behalf of the Arrangers shall constitute a “Demand Failure Event”.

ARTICLE VI

Negative Covenants

Until the Commitments and the Backstop Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Company and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Restricted Payments.

(a)  The Company will not, and will not permit any Subsidiary to, directly or indirectly:

(i)  declare or pay any dividend or make any distribution on account of the Company’s or any Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any amalgamation, merger or consolidation other than:

(A)  dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests; or

(B)  dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, including in connection with any amalgamation, merger or consolidation;

(iii)  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (A) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition and (B) Indebtedness of the Company to a Subsidiary or a Subsidiary to the Company or another Subsidiary; or

(iv)  make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(x)       no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(y)       immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional indebtedness under Section 6.03(a); and

(z)       such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the Measurement Date (including Restricted Payments permitted by clause (i) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of:

(I)            50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the full Fiscal Quarter immediately preceding the Measurement Date, to the end of the Company’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(II)          100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company since immediately after the Measurement Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 6.03(b)(12)) from the issue or sale of:

(A)          Equity Interests of the Company, excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (x) Equity Interests to members of management, directors or consultants of the Company and the Company’s subsidiaries after the Measurement Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (b)(iii) below; and (y) Designated Preferred Stock; or

(B)          debt securities, Designated Preferred Stock or Disqualified Stock of the Company or any Subsidiary that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (II) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or converted or exchanged debt securities of the Company sold to a Subsidiary or the Company, as the case may be, (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (d) Excluded Contributions, plus

(III)        100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Company following the Measurement Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to

Section 6.03(b)(12)) (other than by a Subsidiary and other than by any Excluded Contributions), plus

(IV)         100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Company or a Subsidiary by means of:

(A)          the sale or other disposition (other than to the Company or a Subsidiary) of Restricted Investments made by the Company and its Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company and its Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Company and its Subsidiaries in each case after the Measurement Date; or

(B)          the sale (other than to the Company or a Subsidiary) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Subsidiary pursuant to clause (b)(viii) below or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the Measurement Date; plus

(V)          in the case of the redesignation of an Unrestricted Subsidiary as a Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Subsidiary pursuant to clause (b)(vi) below or to the extent such Investment constituted a Permitted Investment; plus

(VI)         $250,000,000.

(b)  The provisions of Section 6.01(a) will not prohibit:

(i)            the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii)           the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company, which is incurred in compliance with Section 6.03 so long as:

(A)          the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium and any reasonable tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness;

(B)          such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the Maturity Date; and

(C)          such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the Maturity Date were instead due on such date one year following the Maturity Date (provided that, in the case of this subclause (C)(y), such Indebtedness does not provide for any scheduled principal payments prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness being refunded or refinanced or defeased);

(iii)  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company held by any future, present or former employee, director or consultant of the Company, any of its subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iii) do not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A)          the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to members of management, directors or consultants of the Company, any of its subsidiaries that occurred after the Measurement Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.01(a)(z), plus

(B)          the cash proceeds of key man life insurance policies received by the Company and its Subsidiaries after the Measurement Date, less

(C)          the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this clause (iii);

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) above in any calendar year;

(iv)  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any other Subsidiary issued in accordance with Section 6.03 to the extent such dividends are included in the definition of the term “Fixed Charges”;

(v)  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Effective Date; provided that the aggregate amount of dividends paid pursuant to this clause (v) shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock;

(vi)  Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vi) that are at the time outstanding, not to exceed $100,000,000 and 1.0% of Total Assets at the time of such investment; provided that the dollar amount of Investments made pursuant to this clause (vi) may be reduced by the Fair Market Value of the proceeds received by the Company and/or its Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(vii)  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(viii)  Restricted Payments that are made with Excluded Contributions;

(ix)  other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (ix) not to exceed $150,000,000;

(x)  Restricted Payments by the Company or any Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xi)  the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(xii)  distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases and repurchases of Securitization Assets in connection with a Qualified Securitization Financing;

(xiii)  [reserved]; and

(xiv)  any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Company (other than any Disqualified Stock) (“Refunding Capital Stock”);

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iii), (iv), (v), (vi), (ix) and (xiv), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

SECTION 6.02.  Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)  The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to:

(1)           (A)          pay dividends or make any other distributions to the Company or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B)          pay any Indebtedness owed to the Company or any Subsidiary; or

(2)           make loans or advances to the Company or any Subsidiary; or

(3)           sell, lease or transfer any of its properties or assets to the Company or any Subsidiary.

(b)     The restrictions in Section 6.02(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)           contractual encumbrances or restrictions in effect on the Effective Date;

(2)           this Agreement;

(3)           purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in Section 6.02(a)(3) on the property so acquired;

(4)           applicable law or any applicable rule, regulation or order;

(5)           any agreement or other instrument of a Person acquired by the Company or any Subsidiary in existence at the time of such acquisition

(but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)           contracts for the sale of assets, including, without limitation, customary restrictions with respect to a subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such subsidiary that impose restrictions on the assets to be sold;

(7)           secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.03 and 6.06(a) that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)           customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(10)         customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(11)         any such encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness, Disqualified Stock or preferred stock incurred by such Foreign Subsidiary that was permitted by the terms of this Agreement to be incurred;

(12)         any such encumbrance or restriction pursuant to an agreement governing Indebtedness incurred pursuant to Section 6.03 which encumbrances or restrictions are, in the good faith judgment of the Company’s Board of Directors not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Company determines, at the time of such financing, will not materially impair the Company’s ability to make payments as required under this Agreement;

(13)         any encumbrances or restrictions of the type referred to in clauses (a)(1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b)(1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(14)         restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Securitization Financing.

SECTION 6.03.  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)  The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” or “incurred” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company and the Subsidiaries for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)  The provisions of Section 6.03(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)  the incurrence of Indebtedness of the Company or any of the Subsidiaries under Credit Facilities in an aggregate amount at any time outstanding not to exceed $1,500,000,000 pursuant to this clause (1);

(2)  the incurrence of Indebtedness under the Loan Documents;

(3)  Existing Indebtedness (other than Indebtedness described in clauses (1) and (2) above);

(4)  Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Company or any Subsidiary, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), does not exceed the greater of (x) $100,000,000 and (y) 1.0% of Total Assets;

(5)  Indebtedness incurred by the Company or any Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)  Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a subsidiary for the purpose of financing such acquisition;

(7)  Indebtedness of the Company to a Subsidiary; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Subsidiaries to finance working capital needs of the Subsidiaries, any such Indebtedness is subordinated in right of payment to the Loans; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)  Indebtedness of a Subsidiary to the Company or another Subsidiary; provided that, any subsequent transfer of any such Indebtedness (except to the Company or another Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness not permitted by this clause (8);

(9)  shares of preferred stock of a Subsidiary issued to the Company or another Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause (9);

(10)  Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting: (A) interest rate risk, (B) exchange rate risk with respect to any currency exchange, (C) commodity risk, (D) inflation risk or (E) any combination of the foregoing;

(11)  obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(12)  Indebtedness, Disqualified Stock and preferred stock of the Company or any Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed the sum of:

(A)          the greater of (i) $300,000,000 and (ii) 3.0% of Total Assets; and

(B)          100% of the net cash proceeds received by the Company since immediately after the Measurement Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its subsidiaries) as determined in accordance with clauses (z)(II) and (z)(III) of Section 6.01(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 6.01(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof);

(13)         (A)          any guarantee by the Company or the Borrower of Indebtedness or other obligations of any Subsidiary so long as the incurrence of such Indebtedness incurred by such Subsidiary is permitted under the terms of this Agreement, or

(B)          any guarantee by a Subsidiary of Indebtedness of the Company or another Subsidiary so long as the incurrence of such Indebtedness incurred by the Company or such other Subsidiary is permitted under the terms of this Agreement;

(14)  the incurrence by the Company or any Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under Section 6.03(a) and clauses (2) and (3) above, this clause (14) and clauses (15) and (17) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)          except in the case of Indebtedness incurred pursuant to clause (17) below or any Refinancing Indebtedness of such Indebtedness, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the shorter of (x) remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced and (y) in the case of Subordinated Indebtedness, the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the Maturity Date were instead due on such date one year following the Maturity Date (provided that, in the case of this subclause (14)(A)(y), such Indebtedness does not provide for any scheduled principal payments prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced or defeased);

(B)          to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Loans, such Refinancing Indebtedness is subordinated in right of payment to the Loans at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and

(C)          shall not include (i) Indebtedness, Disqualified Stock or preferred stock of a subsidiary that refinances Indebtedness,

Disqualified Stock or preferred stock of the Company or (ii) Indebtedness, Disqualified Stock or preferred stock of the Company or a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(15)  Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Company or any Subsidiary or amalgamated or merged into the Company or a Subsidiary in accordance with the terms of this Agreement; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition, amalgamation or merger; provided further that after giving effect to such acquisition, amalgamation or merger, either:

(A)          the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.03(a); or

(B)          the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, amalgamation or merger;

(16)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(17)  Indebtedness (including Capitalized Lease Obligations), Disqualified Stock, including any predelivery payment financing, incurred by the Company or any Subsidiary, relating to the purchase, lease, acquisition, improvement or modification of any aircraft, engines, spare parts or similar assets, including in the form of financing from aircraft or engine manufacturers or their affiliates and whether through the direct purchase of assets or the Capital Stock or Indebtedness of any Person owning such assets, so long as the amount of such Indebtedness does not exceed the purchase price of such aircraft or assets and any improvements or modifications thereto and is incurred not later than 270 days after the date of such purchase, lease, acquisition, improvement or modification;

(18)  Indebtedness of the Company or any Subsidiary consisting of the guarantee of obligations of joint ventures in a Similar Business which are not subsidiaries supported by a contractual obligation by (A) the joint venture to repay any amounts advanced pursuant to such guarantee or (B) the joint venture partners to repay a proportion of any amounts advanced pursuant to such guarantee equal to their ownership of such joint venture in an aggregate principal amount not to exceed 7.5% of Total Assets at any one time outstanding pursuant to this clause (18);

(19)  Indebtedness of the Company or any Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(20)  Indebtedness of the Company or any Subsidiary arising in connection with trade creditors or customers or endorsements of instruments for deposit, in each case, in the ordinary course of business;

(21)  an investment in the form of Indebtedness incurred by a joint venture that constitutes a Subsidiary of the Company; and

(22)  Indebtedness incurred by the Company or any Subsidiary secured by Junior Securities in an aggregate principal amount not to exceed 5.0% of Total Assets any one time outstanding.

(c)  For purposes of determining compliance with this Section 6.03, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in Section 6.03(b)(1) through (22) above or is entitled to be incurred pursuant to Section 6.03(a), the Company, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this Section 6.03 and the Company may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.03(a) and 6.03(b).  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 6.03.

(d)  For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e)  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f)  Neither the Company nor the Borrower shall, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any other Indebtedness of the Company or the Borrower unless such Indebtedness is expressly subordinated in right of payment to the Obligations Guarantee of the Company or the Loans, as applicable, to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Company or the Borrower; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(g)  The amount of any Indebtedness outstanding as of any date will be:

(1)  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (A) the Fair Market Value of such assets at the date of determination and (B) the amount of the Indebtedness of the other Person.

SECTION 6.04.  Asset Sales.

(a)  The Company will not, and will not permit any Subsidiary to, cause, make or suffer to exist an Asset Sale unless:

(1)  the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2)  except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b)  Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Subsidiary, as the case may be) may apply such Net Proceeds to make an investment in (i) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Subsidiary, (ii) capital expenditures or (iii) acquisitions of other long-term assets, in each of (i), (ii) and (iii), used or useful in a Similar Business.  Pending the final application of any Net Proceeds, the Company (or the applicable Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

(c)  Any Net Proceeds from Asset Sales that are not applied as provided in Section 6.04(b) shall be applied to prepay the Loans to the extent required by Section 2.08(b).

(d)  For purposes of this Section 6.04, the following are deemed to be cash or Cash Equivalents:

(1)  any liabilities (as shown on the Company’s, or such Subsidiary’s most recent internally available balance sheet or in the notes thereto) of the Company or any Subsidiary (other than liabilities that are contingent or by their terms subordinated to the Loans) that are assumed by the transferee of any such assets and as a result of which the Company and its Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

(2)  any securities, notes or other obligations received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(3)  any Capital Stock, provided such receipt of Capital Stock would qualify under Section 6.04(b); and

(4)  any Designated Noncash Consideration received by the Company or any Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (4) that is at that time outstanding, not to exceed the greater of (A) $300,000,000 and (B) 3.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

SECTION 6.05.  Transactions with Affiliates.

(a)  The Company will not, and will not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5,000,000, unless:

(1)  such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

(2)  the Company delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50,000,000, a resolution adopted by the disinterested members of the Board of Directors of the Company, if any, approving such Affiliate Transaction and set forth in an Officers’ Certificate of the Company certifying that such Affiliate Transaction complies with Section 6.05(a)(1).

(b)  The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.05(a):

(1)  transactions between or among the Company and/or any of the Subsidiaries;

(2)  Restricted Payments permitted by Section 6.01 and Permitted Investments;

(3)  the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary;

(4)  transactions in which the Company or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or meets the requirements of 6.05(a)(1);

(5)  payments or loans (or cancellation of loans) to employees or consultants of the Company or any Subsidiary which are approved by a majority of the Board of Directors of the Company in good faith;

(6)  any agreement as in effect as of the Effective Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Company and its Subsidiaries than the agreement in effect on the Effective Date (as determined by the Board of Directors of the Company in good faith));

(7)  the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or joint venture, investors or shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to the Company and its Subsidiaries than the agreement in effect on the Effective Date (as determined by the Board of Directors of the Company in good faith);

(8)  transactions with customers, clients, suppliers, trade creditors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;

(9)  the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Affiliate of the Company and other customary rights in connection therewith;

(10)  transactions or payments pursuant to any employee, officer or director compensation (including bonuses) or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved by the Board of Directors of the Company;

(11)  transactions in the ordinary course with (A) Unrestricted Subsidiaries or (B) joint ventures in which the Company or a subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Company or subsidiary participating in such joint ventures than they are to other joint venture partners;

(12)  transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(13)  transactions involving Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing;

(14)  services provided by the Company or a Subsidiary to a Subsidiary or Affiliate under an agreement in respect of (A) aircraft, airframe and engines, (B) all parts, including replacement parts, of whatever nature, which are from time to time included within the airframes or engines or owned separately by the Company or any of its subsidiaries, (C) aircraft documents, (D) leases to which the Company or any of its subsidiaries is or may from time to time be party with respect to an aircraft engine or part and (E) all asset backed securities or other instruments secured directly or indirectly by aircraft, airframe, engines or parts all in the ordinary course of business and consistent with past practice; and

(15)  any transaction with an Affiliate where the only consideration paid by the Company or any Subsidiary is the issuance of Equity Interests (other than Disqualified Stock).

SECTION 6.06.  Liens.

(a)  The Company will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness of the Company or any other Obligor (other than the Acquired Company or any of its subsidiaries) (the “Initial Lien”) of any kind upon any of its property or assets, now owned or hereafter acquired, except any Initial Lien if (i) the Loans are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.  Any Lien created for the benefit of the Administrative Agent and the Lenders pursuant to clause (i) of this Section 6.06(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(b)  On and after the Funding Date, the Acquired Company will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance of any nature (mortgages, pledges, liens and other encumbrances being hereinafter called, for purposes of this Section 6.06(b) only, “mortgage” or “mortgages”) upon any property of the Acquired Company, or upon any shares of stock of any ILFC Restricted Subsidiary held directly by the Acquired Company, without in any such case effectively providing, concurrently with the issuance, assumption or guaranty of any such indebtedness for borrowed money, that the Loans (together with, if the Acquired Company shall so determine, any other indebtedness of the Acquired Company ranking equally with the Obligations Guarantee of the Acquired Company then existing or thereafter created) shall be secured equally and ratably with such indebtedness for borrowed money; provided, however, that the foregoing restrictions shall not apply to:

(i)  mortgages existing on the Funding Date;

(ii)  mortgages to secure the payment of all or part of the purchase price of property (other than property acquired for lease to a Person other than the Acquired Company or an ILFC Restricted Subsidiary) upon the acquisition of such property by the Acquired Company or to secure any indebtedness for borrowed money incurred or guaranteed by the Acquired Company prior to, at the time of, or within 60 days after the later of the acquisition, completion of construction or commencement of full operation of such property, which indebtedness for borrowed money is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the mortgage shall not apply to any property theretofore owned by the Acquired Company, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(iii)  mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Acquired Company or at the time of a purchase, lease or other acquisition of the properties of a corporation or firm as an entirety or substantially as an entirety by the Acquired Company;

(iv)  any replacement or successive replacement in whole or in part of any mortgage referred to in the foregoing clauses (i) through (iii), inclusive; provided, however, that the principal amount of the indebtedness for borrowed money secured by the mortgage shall not be increased and the principal repayment schedule and maturity of such indebtedness for borrowed money shall not be extended and (A) such replacement shall be limited to all or a part of the property which secured the mortgage so replaced (plus improvements and construction on such property), or (B) if the property which secured the mortgage so replaced has been destroyed, condemned or damaged and pursuant to the terms of the mortgage other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;

(v)  mortgages created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including mortgages arising out of judgments or awards against the Acquired Company or any ILFC Restricted Subsidiary with respect to which the Acquired Company or such ILFC Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review; or mortgages incurred by the Acquired Company for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Acquired Company or such ILFC Restricted Subsidiary is a party; or

(vi)  mortgages for taxes or assessments or governmental charges or levies not, yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord’s mortgages on property held under lease; and any other mortgages or charges incidental to the conduct of the business of the Acquired Company or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Acquired Company, materially impair the use of such property in the operation of the business of the Acquired Company or the value of such property for the purposes of such business;

provided that, notwithstanding the foregoing provisions of this Section 6.06(b), the Acquired Company may issue, assume or guarantee indebtedness for borrowed money secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all the other outstanding indebtedness for borrowed money of the Acquired Company secured by mortgages which is not listed in clauses (i) through (vi) of this Section 6.06(b), does not at the time exceed 12½% of the ILFC Consolidated Net Tangible Assets of the Acquired Company as shown on the audited consolidated financial statements of the Acquired Company as of the end of the fiscal year of the Acquired Company preceding the date of determination.  For the purposes of this Section 6.06(b) only, “ILFC Consolidated Net Tangible Assets” means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of the Acquired Company and its ILFC Restricted Subsidiaries, after deducting therefrom (x) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholder’s equity and reserves for deferred income taxes, (y) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet, and (z) amounts invested in, or equity in the net assets of, ILFC Non-Restricted Subsidiaries.

SECTION 6.07.  Limitation on Issuances of Guarantees of Indebtedness.  From and after the Effective Date, the Company will not cause or permit any of its Subsidiaries (other than a Securitization Subsidiary or an Obligor), directly or indirectly, to guarantee any Capital Markets Debt or unsecured Credit Facility (other than Standard Securitization Undertakings in connection with a Qualified Securitization Financing) of the Company or any other Obligor (other than the Acquired Company or any of its subsidiaries) unless such Subsidiary, within five Business Days of the date on which it guarantees Capital Markets Debt or an unsecured Credit Facility of the Company or any other Obligor (other than the Acquired Company or any of its subsidiaries), executes and delivers to the Administrative Agent a Guarantee Assumption Agreement.

SECTION 6.08.  Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets.

(a)  Neither the Company nor the Borrower shall consolidate, amalgamate or merge with or into or wind up into (whether or not the Company or the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)  either (A) the Company or the Borrower, as the case may be, is the surviving corporation or (B) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company or the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Person, as the case may be, being herein called the “Successor Company”);

(2)  the Successor Company, if other than the Company or the Borrower, expressly assumes all the obligations of the Company or the Borrower, as applicable, under this Agreement pursuant to a joinder in form and substance reasonably acceptable to the Administrative Agent;

(3)  immediately after such transaction, no Default or Event of Default exists; and

(4)  immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A)          the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.03(a); or

(B)          the Fixed Charge Coverage Ratio for the Successor Company would be greater than such ratio for the Company and the Subsidiaries immediately prior to such transaction; and

(5)  the Company, the Borrower or such Successor Company, as applicable, shall have delivered to the Administrative Agent an Officers’ Certificate stating that such consolidation, amalgamation, merger or transfer and joinder, if any, comply with this Agreement.

(b)  The Successor Company will succeed to, and be substituted for, the Company or the Borrower, as applicable, under the Loan Documents.

(c)  Notwithstanding the provisions of Section 6.08(a)(3) and (4),

(1)  any Subsidiary may consolidate with, amalgamate or merge into or transfer all or part of its properties and assets to the Company or the Borrower; and

(2)  the Company or the Borrower may amalgamate or merge with an Affiliate incorporated solely for the purpose of reincorporating the Company or the Borrower, as the case may be, in any Permitted Jurisdiction so long as the amount of Indebtedness of the Company and the Subsidiaries is not increased thereby.

SECTION 6.09.  Consolidation, Etc. of Subsidiary Guarantors.  Except as otherwise provided in Section 10.09, no Subsidiary Guarantor may sell or otherwise dispose of its assets substantially as an entirety to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)  immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)  either (a) subject to Section 10.09 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than such Subsidiary Guarantor, unconditionally assumes all the obligations of such Subsidiary Guarantor under this Agreement pursuant to a joinder in form and substance reasonably acceptable to the Administrative Agent or (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Agreement, including, without limitation, Section 6.04 hereof.

In case of any such consolidation, merger, sale or disposition and upon the assumption by the successor Person, by joinder, executed and delivered to the Administrative Agent, of all obligations of such Subsidiary Guarantor under this Agreement, such successor Person will succeed to and be substituted for such Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor.  Except as set forth in any other Section of this Article VI, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Agreement will prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Guarantor, or will prevent any sale or disposition of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

SECTION 6.10.  Designation of Unrestricted Subsidiaries.  The Board of Directors of the Company may designate any subsidiary of the Company (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any subsidiary of the Company (other than any subsidiary of the subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,

(b) such designation complies with Section 6.01 and

(c) each of (i) the subsidiary to be so designated and (ii) its subsidiaries, has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Subsidiary.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either (x) the Company could incur at least $1.00 of additional Indebtedness pursuant to Section 6.03(a) or (y) the Fixed Charge Coverage Ratio for the Company and its Subsidiaries would be greater than such ratio for the Company and its Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Company shall be notified by the Company to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the board resolution giving effect to such designation and an Officers’ Certificate of the Company certifying that such designation complied with the foregoing provisions.

For purposes of designating any Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid) in the subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of the term “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.01(a) or under Section 6.01(b)(vi), (viii) or (ix), or pursuant to the definition of the term “Permitted Investments,” and if such subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  Each of the following shall constitute an event of default (collectively, “Events of Default”):

(a)  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable;

(b)  the Borrower shall fail to pay, when and as the same shall become due and payable (i) any interest on any Loan and such failure shall continue unremedied for a period of five or more Business Days or (ii) any fees or other amounts (other than as referred to in clause (a)) and such failure shall continue unremedied for a period of 10 or more Business Days (which in the case of unscheduled amounts, shall be 10 Business Days after the earlier of notice of, or demand for, such amount is provided or made to the Borrower by the Administrative Agent);

(c)  any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or any amendment or modification hereof, or any waiver hereunder, or in any certificate, furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, or any waiver hereunder, shall prove to have been incorrect when made or deemed made in any material respect and, to the extent the adverse effect thereof is able to be cured, such adverse effect is not cured within 30 days after written notice from the Administrative Agent (given at the request of the Required Lenders);

(d)  the Company or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the existence of the Company or the Borrower) or Section 5.07 or in Article VI and, in each case, to the extent such failure is able to be cured, such failure is not cured within 30 days after written notice from the Administrative Agent (given at the request of the Required Lenders);

(e)  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) and such failure shall continue unremedied for a period of 60 or more days after written notice from the Administrative Agent (given at the request of the Required Lenders); provided that the failure to observe or perform any covenant, condition or agreement contained in Section 5.09 shall not constitute a Default or Event of Default;

(f)  the Company or any of its Subsidiaries shall fail to make any payment of principal or interest or fees in respect of any Material Indebtedness when and as the same shall become due and payable (subject to any applicable cure or grace period);

(g)  any event of default (or like event however defined) shall occur with respect to any Material Indebtedness if the effect is to accelerate the scheduled maturity thereof;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Significant Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Significant Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  the Company or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Significant Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(j)  the Company or any of its Significant Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more final judgments or decrees for the payment of money shall be entered against the Company or any Subsidiary in excess of $50,000,000 in the aggregate at any one time outstanding that shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof, excluding those judgments or decrees for and to the extent to which the Company or any Subsidiary (i) is insured and with respect to which the insurer has not denied coverage in writing or (ii) is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to the Required Lenders; or

(l)  any event (other than an event occurring in the ordinary course) shall have occurred with respect to any Plan or Foreign Plan that, when taken together with all other such events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

SECTION 7.02.  Lenders’ Rights upon an Event of Default.  If an Event of Default occurs and is continuing, then, and (i) in every such event (other than an event with respect to any Obligor described in Section 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Loans at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and (ii) in the case of any event with respect to any Obligor described in Section 7.01(h) or 7.01(i), the Commitments and the Backstop Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

It is understood and agreed that (x) the Administrative Agent and the Lenders shall not be permitted to take any of the foregoing actions with respect to any Default or Event of Default occurring during the period between the Effective Date and the Funding Date, until after the Funding Date, and the funding of the Loans by the Lenders on the Funding Date, shall have occurred and (y) except pursuant to clause (ii) of the preceding paragraph, the Administrative Agent and the Lenders shall not have any right to terminate any unused Commitments or Backstop Commitments upon the occurrence of any Default or Event of Default.

SECTION 7.03.  Preservation of Conditions to Funding and Remedies.  The parties hereto agree that the absence of the ability of the Administrative Agent or the Lenders to terminate the Commitments or the Backstop Commitments upon an Event of Default (except as expressly set forth in Section 7.02) shall not be construed as a waiver of any condition precedent to the making of the Loans set forth in Article IV, any Default that may arise under Section 7.01 or any other provision of this Agreement or any right or remedy of the Administrative Agent or the Lenders provided for herein or under applicable law (it being the express intent of the parties hereto that the Administrative Agent and the Lenders be able to exercise all rights and remedies provided for herein or under law, whether or not any Event of Default shall entitle the Administrative Agent or the Lenders to terminate the Commitments or the Backstop Commitments upon the occurrence thereof).

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent hereunder, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the

Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or applicable law, and (c) except as expressly set forth in this Agreement, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in this

Agreement for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or wilful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld and provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers, the Bookrunners or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, the Bookrunners or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement on the Effective Date and/or Amendment Effective Date, as the case may be, and funding its Loans on the Funding Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date and on the Amendment Effective Date.

In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent

(including any claim under Sections 2.09, 2.10, 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under this Agreement (including under Section 9.03).   Nothing in this paragraph shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement or adjustment affecting the Obligations in any such proceeding or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding).

Notwithstanding anything herein to the contrary, none of the Arrangers, the Bookrunners or any Person named on the cover page of this Agreement as a Syndication Agent shall have any duties or obligations under this Agreement (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any such provisions, except with respect to any consent of the Borrower required by this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)  if to the Borrower or to any other Obligor, to it in care of AerCap Holdings N.V., AerCap House, Stationsplein 965, Schiphol 1117 CE, the Netherlands (Telecopier No: +31 20 655 9100, Telephone No: +31 20 655 9655, E-mail Address: contractualnotices@aercap.com); with a copy to Stephen Kessing, Esq., Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019 (Telecopier No: 212-474-3700, Telephone No: 212-474-1152, E-mail Address: skessing@cravath.com).

(ii)  if to the Administrative Agent, to it in care of UBS Investment Bank, 677  Washington Boulevard, Stamford, CT 06901 (Telecopier No: 203-719-4176, Telephone No: 203-719-4319, E-mail Address: DL-UBSAgency@ubs.com); or

(iii)  if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent, the Company or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c)  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d)  Each Obligor agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available”.  Neither the Administrative Agent nor any its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time (it being the express intent of the parties hereto that the Lenders be able to exercise all rights and remedies provided for in Article VII whether or not any Event of Default entitling the exercise of such rights and remedies was a condition precedent to the making of the Loans on the Funding Date).

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company, the Borrower, the Administrative Agent and the Required Lenders, provided that (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least ten Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment or the Backstop Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or any Backstop Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender and (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.  Notwithstanding the foregoing, (x) any amendment of the definition of the term “Applicable Rate” pursuant to the last sentence of such definition shall require only the written consent of the Company, the Borrower and the Required Lenders and (y) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of (1) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (2) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement at the time such amendment, waiver or other modification becomes effective and whose Commitments (and, to the extent applicable, Backstop Commitments) terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c)  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Arrangers, including but not limited to the reasonable fees, charges and disbursements of counsel for the foregoing, in connection with due diligence and travel, courier, reproduction, printing and delivery expenses (which, in the case of legal fees and expenses, shall be limited to the fees and expenses of Paul Hastings LLP, counsel to the Arrangers, and of such other counsel retained with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) of the Administrative Agent and the Arrangers associated with the syndication of the credit facility provided for herein, including the preparation, execution and delivery of the Fee Letters, as well as the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the Loan Documents and any other agreement or instrument contemplated thereby and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including documentary taxes and the reasonable fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  All amounts due under this paragraph shall be payable promptly after written demand therefor, provided that any amount due pursuant to the foregoing clause (i) shall be paid within 30 days of receipt of an invoice therefor.

(b)  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, each Arranger, each Bookrunner and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable out-of-pocket costs and expenses (including but not limited to the reasonable fees, charges and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest or availability of differing defense where the Indemnitee affected by such conflict or availability of differing defense notifies the Borrower of the existence of such conflict or availability of differing defense and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of this Agreement, the Fee Letters or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the Fee Letters of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby (including the Acquisition), (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or the Fee Letters, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted solely from the gross negligence, wilful misconduct or bad faith of, or material breach under any Loan Document or Fee Letter by, such Indemnitee or (B) result from any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against the Administrative Agent, the Syndication Agent, any Bookrunner or any Arranger, in each case in its capacity in fulfilling its rule as Administrative Agent, Syndication Agent, a Bookrunner or an Arranger, as applicable, or any other similar role under this Agreement).  All amounts due under this paragraph shall be payable promptly (but so long as no Event of Default has occurred and is continuing, within 30 days) after written demand therefor.  This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)  To the extent the Borrower fails indefeasibly to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Commitments (but not, for the avoidance of doubt, Backstop Commitments) in effect (or, after the Funding Date, of the aggregate principal amount of the Loans outstanding) at the time (or most recently in effect or outstanding, as the case may be).  All amounts due under this paragraph shall be payable promptly after written demand therefor.

(d)  To the fullest extent permitted by applicable law, neither the Company nor the Borrower shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.  To the fullest extent permitted by applicable law, none of the Administrative Agent, the Syndication Agent or any Lender shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against the Company, the Borrower, the Subsidiaries or their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that the foregoing shall not relieve or limit in any manner the Borrower’s obligation to indemnify the Indemnitees pursuant to paragraph (b) of this Section in respect of any such damages claimed by any third party against any Indemnitee.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly provided in Section 6.08, neither the Company nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Bookrunners, the Syndication Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the

Related Parties of any of the Company, the Borrower, the Administrative Agent, any Arranger, any Bookrunner, the Syndication Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (but for the avoidance of doubt, not including any Backstop Commitment), and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further that, notwithstanding anything to the contrary contained in this Agreement, no Lender may assign any portion of its rights and obligations under this Agreement (including all or a portion of its Commitment) prior to the funding of the Loans on the Funding Date.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that, after the Funding Date, no such consent of the Borrower shall be required if a Demand Failure Event has occurred or an Event of Default has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; provided further that the Borrower shall not be responsible for any part of such processing and recordation fee except in connection with an assignment of a Loan as a result of a request by the Borrower pursuant to Section 2.16; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-

level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment (and Backstop Commitment, as the case may be) of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and the Borrower and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c)  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments (and Backstop Commitments, as the case may be) and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.14 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive (including for purposes of the foregoing any payment that such participating Lender would have been entitled to receive had such Lender not sold such participation) except to the extent that the sale of such participation is made with the Borrower’s prior written consent and such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii)  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Backstop Commitment, Loans or other rights and obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Backstop Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Company or the Borrower in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Bookrunner, the Syndication Agent, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement is executed and delivered or any credit is extended hereunder (including as a result of limited conditionality to making the Loans on the Funding Date), and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments and the Backstop Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14, 2.15(d) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments and/or the Backstop Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and any commitment advices submitted by them (but does not supersede any other provisions of the Fee Letters (or any separate letter agreements with respect to fees payable to the Administrative Agent) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, and each Affiliate thereof, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing by such Lender, or by such an Affiliate, to or for the credit or the account of any Obligor against any and all of the obligations then due of such Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of such Obligor are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of each Lender, and each Affiliate thereof, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each Obligor hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or any of its properties in the courts of any jurisdiction.

(c)  Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Obligor agrees that service of all writs, process and summonses in any such action or proceeding brought in the State of New York may be made upon AerCap, Inc., presently located in the United States located at 100 NE Third Avenue, Suite 800, Fort Lauderdale, Florida 33301 (the “Process Agent”), and each Obligor confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney in fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to any Obligor shall not impair or affect the validity of such service or of any judgment based thereon.  Each party hereto irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  No Immunity.  To the extent that any party hereto may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

SECTION 9.12.  Judgment Currency.  This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of each Obligor under this Agreement to make payment to (or for account of) a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Dollars payable to such Lender under this Agreement.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York City with the judgment currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of each Obligor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and each Obligor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

SECTION 9.13.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.14.  Confidentiality.  Each of the Administrative Agent, the Syndication Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (provided any such prospective assignee or Participant is reasonably expected to be a permitted assignee or Participant hereunder), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any subsidiary and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or the subsidiaries or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein; (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company and the subsidiaries.  For purposes of this Section, “Information” means all information received from the Company relating to the Company or any subsidiary or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.15.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with such Act.

SECTION 9.17.  No Fiduciary Relationship.  Each of the Company and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Arrangers, the Bookrunners, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company, the Borrower, the other Subsidiaries and their Affiliates, and none of the Administrative Agent, the Arrangers, the Bookrunners, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Company, the Borrower, any other Subsidiary or any of their Affiliates.  To the fullest extent permitted by law, each of the Company and the Borrower hereby waives and releases any claims that it, any subsidiary or any of their Affiliates may have against the Administrative Agent, the Arrangers, the Bookrunners, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18.  Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Company, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b)  The Company, the Borrower and each Lender acknowledge that, if information furnished by the Company or the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company or the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Company or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  Each of the Company and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Company or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company or the Borrower without liability or responsibility for the independent verification thereof.

ARTICLE X

GUARANTEE

SECTION 10.01.  The Guarantee.  The Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due upon the expiration of any applicable remedial period (whether at stated maturity, by acceleration or otherwise) of the Obligations, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Lenders or the Administrative Agent by the Borrower or any other Obligor under this Agreement or any of the other Loan Documents, in each case strictly in accordance with the terms hereof and thereof and including all monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding of the Borrower, regardless of whether allowed or allowable in such proceeding (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due upon the expiration of any applicable remedial period (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed

Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 10.02.  Obligations Unconditional.  The obligations of the Guarantors under Section 10.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be primary obligations, absolute and unconditional, joint and several, under any and all circumstances (and any defenses thereto are hereby waived by the Guarantors).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder (and any such defense are hereby waived), which shall remain absolute and unconditional as described above:

(i)  at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)  any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)  any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; or

(v)  any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 10.03.  Reinstatement.  The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 10.04.  Subrogation.  The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments (and Backstop Commitments, as the case may be) of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 10.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 10.05.  Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.

SECTION 10.06.  Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 10.07.  Indemnity and Rights of Contribution.  The Borrower and the Guarantors hereby agree, as between themselves, that (a) if a payment of any Guaranteed Obligations shall be made by any Subsidiary Guarantor under this Agreement, the Company and the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and (b) if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations that shall not have been fully indemnified by the Company or the Borrower, then the other Subsidiary Guarantors shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of the Company or the Borrower to any Subsidiary Guarantor or of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Obligor under the other provisions of this Agreements, including this Article, and such Subsidiary Guarantor or Excess Funding Guarantor, as the case may be, shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of the other Subsidiary Guarantors that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors hereunder) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 10.08.  General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise, taking into account the provisions of Section 10.07, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 10.09.  Releases.  (a)  In the event of (i) a sale or other transfer or disposition of all of the Capital Stock in any Subsidiary Guarantor to any Person that is not an Affiliate of the Company in compliance with Section 6.04 or (ii) the sale or other transfer or disposition, by way of merger, consolidation or otherwise,  of assets or Capital Stock of a Subsidiary Guarantor substantially as an entirety to a Person that is not an Affiliate of the Company in compliance with the terms of Section 6.04, then, without any further action on the part of the Administrative Agent or any Lender, such Subsidiary Guarantor (or the Person concurrently acquiring such assets of such Subsidiary Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under the Obligations Guarantee of such Subsidiary Guarantor, as evidenced by a written instrument or confirmation executed by the Administrative Agent, upon the request and at the expense of the Company; provided, however, that the Company delivers to the Administrative Agent an Officers’ Certificate certifying that any Net Proceeds of such sale or other disposition will be applied in accordance with Section 6.04.  Upon delivery by the Company to the Administrative Agent of an Officers’ Certificate stating that such sale or other disposition was made by the Company in accordance with the provisions of this Agreement, including, without limitation, Section 6.04, the Administrative Agent will execute any documents required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Obligations Guarantee.

(b)  In addition, the Obligations Guarantee of a Subsidiary Guarantor will be released:

(i)  if the Company designates any Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 6.10;

(ii)  if the Subsidiary Guarantor (other than any Subsidiary Guarantor that is party to this Agreement on the Funding Date, whether directly or by entry into a Guarantee Assumption Agreement as of the Funding Date) ceases to be a guarantor under any Capital Markets Debt or unsecured Credit Facilities, including the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the Guaranteed Obligations, and is released or discharged from all obligations thereunder; provided that if such Person has incurred any Indebtedness in reliance on its status as a Guarantor under Section 6.03, such Guarantor’s obligations under such Indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Subsidiary (other than a Guarantor) under Section 6.03; or

(iii)  upon the payment in full of all Loans and other amounts due and payable under this Agreement (other than contingent expense reimbursement and indemnification obligations).

(c)  Any Subsidiary Guarantor not released from its obligations under its Obligations Guarantee as provided in this Section 10.09 will remain liable for the full amount of the Guaranteed Obligations as provided in this Article X.

SECTION 10.10.  Representation.  On and as of the Amendment Effective Date, each Original Lender hereby severally and not jointly represents and warrants to the Bookrunners that, immediately prior to the effectiveness of this Agreement on the Amendment Effective Date, its respective commitment under the Original Credit Agreement is free and clear of any lien, encumbrance or other adverse claim granted by such Original Lender.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AERCAP IRELAND CAPITAL LIMITED,

by

Name:
Title:

AERCAP HOLDINGS N.V.,

by

Name:
Title:

SUBSIDIARY GUARANTORS:

AERCAP AVIATION SOLUTIONS B.V.,

by

Name:
Title:

AERCAP IRELAND LIMITED

SIGNED AND DELIVERED AS A DEED

by

As attorney of AERCAP IRELAND LIMITED

In the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

UBS AG, STAMFORD BRANCH, individually and as Administrative Agent,

by

Name:
Title:

by

Name:
Title:

CITIBANK, N.A., individually and as Syndication Agent,

by

Name:
Title:

BANK OF AMERICA, N.A.

by

Name:
Title:

BARCLAYS BANK PLC

by

Name:
Title:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

by

Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

by

Name:
Title:

by

Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH

by

Name:
Title:

by

Name:
Title:

GOLDMAN SACHS BANK USA

by

Name:
Title:

JPMORGAN CHASE BANK, N.A.

by

Name:
Title:

MORGAN STANLEY BANK, N.A.

by

Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.

by

Name:
Title:

ROYAL BANK OF CANADA

by

Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC

by

Name:
Title:

Schedule 1.01A

Existing ILFC Non-Restricted Subsidiaries

1.              Park Topanga Aircraft Inc.

2.              Flying Fortress Financing Inc.

3.              Hyperion Aircraft Inc.

4.              Doheny Investment Holding Trust

5.              Whitney Leasing Limited

6.              Sierra Leasing Limited

7.              SPC-8

8.              Klementine Holdings Inc.

9.              Fleet Solutions Holdings Inc.

10.       Each direct or indirect subsidiary of the entities identified in Items 1 through 9 above.

Schedule 2.01

Commitments

Lender	Revolving Credit Commitment
UBS AG, Stamford Branch	$1,375,000,000
Citibank, N.A.	$1,375,000,000
Total	$2,750,000,000

Schedule 4.02(j)

Scheduled Debt Agreements

1.              Revolving Credit Agreement, dated as of October 9, 2012, among International Lease Finance Corporation, as Borrower, the lenders party thereto, and Citibank, N.A., as Administrative Agent

2.              Indenture, dated as of November 27, 2012, among Excalibur One 77B LLC, as issuer, Wells Fargo Bank Northwest, N.A., as indenture trustee, Wilmington Trust Company, as security trustee, and the Export-Import Bank of the United States

3.              Participation Agreement, dated as of November 27, 2012, among International Lease Finance Corporation, as Guarantor, Aircraft SPC-8, Inc., as owner participant, Wilmington Trust SP Services (Dublin) Limited, as lessee, Excalibur One 77B LLC, as issuer, Excalibur One 77B (Delaware) Trust, as lessor parent, Wells Fargo Delaware Trust Company, National Association, as trustee, Wells Fargo Bank Northwest, National Association, as indenture trustee, Wilmington Trust Company, as security trustee, and the Export-Import Bank of the United States

4.              Credit Agreement, dated as of March 30, 2012, among Camden Aircraft Leasing Trust, as Borrower, Camden Aircraft Holding Trust and Doheny Holding Trust, as Borrower Shareholders, International Lease Finance Corporation, as Servicer, the lenders party thereto, and DVB Bank SE, as Administrative Agent

5.              Revolving Credit Agreement, dated as of November 9, 2012, among AerCap Holdings N.V., as Borrower, the lenders party thereto, and Citibank, N.A., as Administrative Agent

6.              Revolving Credit Agreement, dated as of October 21, 2013, among AerCap Holdings N.V., as Borrower, the lenders party thereto, and DBS Bank Ltd., as Facility Agent

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used but not defined herein shall have the meanings given to them in the Bridge Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility provided for under the Credit Agreement and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:
[and is a Lender or an Affiliate/Approved Fund of [Identify Lender]](1)

3.                                      Borrower: AerCap Ireland Capital Limited

4.                                      Administrative Agent: UBS AG, Stamford Branch, as the Administrative Agent under the Credit Agreement

(1)                            Select as applicable.

5.                                      Credit Agreement:  The Bridge Credit Agreement dated as of December 16, 2013 among AerCap Holdings N.V., AerCap Ireland Capital Limited, the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent.

6.                                      Assigned Interest:(2)

Interest Assigned	Aggregate Amount of Loans of all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans of all Lenders(3)
Loans	$	$		%

Effective Date:                                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

(2)                            Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable

(3)                            Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by

Name:

Title:

[NAME OF ASSIGNEE], as Assignee,

by

Name:

Title:

[Consented to and](1) Accepted:

UBS AG, Stamford Branch, as
Administrative Agent,

by

Name:
Title:

(1)                            To be included only if the consent of the Administrative Agent is required by Section 9.04(b) of the Credit Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, other than the representations and warranties made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.14(f) thereof), duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have

A-1

accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

A-2

EXHIBIT B

[FORM OF] BORROWING REQUEST

UBS AG, Stamford Branch

   as Administrative Agent

c/o UBS Investment Bank

677 Washington Boulevard

Stamford, Connecticut 06901

Fax:  203-719-4176

Copy to:

[          ]

[Date]

Ladies and Gentlemen:

Reference is made to the Bridge Credit Agreement dated as of December 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AerCap Holdings N.V., AerCap Ireland Capital Limited (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.  This notice constitutes a Borrowing Request and the Borrower hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(B)                               Aggregate principal amount of Borrowing:(1) $

(C)                               Date of Borrowing:(2)

(D)                               Type of Borrowing:(3)

(E)                                Interest Period:(4)

(F)                                 Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.:                                                                )

(1)                            Must comply with Section 2.02(c) of the Credit Agreement.

(2)                            Must be a Business Day.

(3)                            Specify ABR Borrowing or Eurodollar Borrowing.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

(4)                            Applicable to Eurodollar Borrowings only.  Shall be subject to the definition of “Interest Period” and can be a period of one or, if permitted by Section 2.05(a) of the Credit Agreement, two or three months.  If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Very truly yours,

AERCAP IRELAND CAPITAL LIMITED

By:
Name:
Title:

EXHIBIT C

[FORM OF] GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a [         ] (the “Additional Subsidiary Guarantor”), in favor of UBS AG, Stamford Branch, as Administrative Agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).  AerCap Holdings N.V., an entity organized under the laws of the Netherlands, AerCap Ireland Capital Limited, an entity incorporated and organized under the laws of Ireland, the Subsidiary Guarantors referred to therein, the Lenders referred to therein and the Administrative Agent are parties to a Bridge Credit Agreement dated as of December 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meaning specified in the Credit Agreement.

Pursuant to Section 5.07 of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement.  Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 10.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article X of the Credit Agreement.  In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 3.01, 3.02 and 3.03 of the Credit Agreement with respect to itself and its obligations under this Guarantee Assumption Agreement, as if each reference in such Sections to the Credit Agreement included reference to this Guarantee Assumption Agreement.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 5.07 of the Credit Agreement to the Lenders and the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Accepted and agreed:

UBS AG, STAMFORD BRANCH, AS ADMINISTRATIVE AGENT

By:
Name:
Title:

EXHIBIT D

[FORM OF] INTEREST ELECTION REQUEST

UBS AG, Stamford Branch

as Administrative Agent

c/o UBS Investment Bank

677 Washington Boulevard

Stamford, Connecticut 06901

Fax:  203-719-4176

Copy to:

[            ]

[Date]

Ladies and Gentlemen:

Reference is made to the Bridge Credit Agreement dated as of December 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AerCap Holdings N.V., AerCap Ireland Capital Limited (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.  This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.05 of the Credit Agreement, that it requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.              Borrowing to which this request applies:

Principal Amount:

Type:

Interest Period(1):

2.              Effective date of this election(2):

(1)                  In the case of a Eurodollar Borrowing, specify the last day of the current Interest Period therefor.

(2)                  Must be a Business Day.

3.              Resulting Borrowing[s](3)

Principal Amount(4):

Type(5):

Interest Period(6):

Very truly yours,

AERCAP IRELAND CAPITAL LIMITED

By:
Name:
Title:

(3)                            If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing.  Each resulting Borrowing shall be subject to Section 2.02(c) of the Credit Agreement.

(4)                            Indicate the principal amount of the resulting Borrowing.

(5)                            Specify whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.

(6)                            Applicable only if the resulting Borrowing is to be a Eurodollar Borrowing.  Shall be subject to the definition of “Interest Period” and can be a period of one or, if permitted by Section 2.05(a) of the Credit Agreement, two or three months.  Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

EXHIBIT E-1A

[FORM OF] DIRECTOR’S CERTIFICATE OF AERCAP IRELAND CAPITAL LIMITED

[DATE]

The undersigned refers to the Bridge Credit Agreement (the “Credit Agreement”) dated as of December 16, 2013, among AerCap Holdings N.V., AerCap Ireland Capital Limited (the “Company”), as Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned, [NAME], a director of the Company, does hereby:

(a)                                 certify that attached hereto marked “A” is a true, correct and up to date copy of the Certificate of Incorporation of the Company and the Memorandum and Articles of Association of the Company;

(b)                                 certify that attached hereto marked “B” is an extract of the minutes of a meeting of the Board of Directors of the Company (the “Board”) duly held on [DATE] (the “Minutes”) at which the Board approved the transactions contemplated by the agreements listed in the Minutes (the “Transaction”) and approving all necessary documents in connection therewith (the “Transaction Documents”) and their signing, execution, delivery and performance and the granting of the powers of attorney referred to therein and the Minutes and power of attorney have not been amended, modified or revoked and are in full force and effect;

(c)                                  certify that attached hereto marked “C” is a true and correct copy of the Power of Attorney of the Company dated [DATE] (the “Power of Attorney”) authorising the persons specified therein to sign or execute the Transaction Documents and the doing of any other acts and things that may be necessary or desirable in connection with the transactions contemplated by the Transaction Documents and the Power of Attorney has not been amended, modified or revoked and is in full force and effect; and

(d)                                 certify that attached hereto marked “D” is a true copy of the specimen signatures of each of the Attorneys (as such term is defined in the Power of Attorney) who executed the Transaction Documents on behalf of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

AERCAP IRELAND CAPITAL LIMITED

By:
Name:
Title:

EXHIBIT E-1B

[FORM OF] OFFICER’S CERTIFICATE OF AERCAP HOLDINGS N.V.

[DATE]

The undersigned refers to the Bridge Credit Agreement (the “Credit Agreement”) dated as of December 16, 2013, among AerCap Holdings N.V. (the “Company”), AerCap Ireland Capital Limited, as Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned, [NAME], being an authorized representative of the Company, does hereby on behalf of the Company:

(a)                                 certify that the Company’s Board of Directors (bestuur), which  has the full power and authority to authorize the Company to enter into the Transaction (as defined in the minutes of a meeting containing the resolutions of the Company’s Board of Directors attached as Annex I hereto (the “Resolutions”)), has duly authorized the Transaction and has duly authorized the Company’s execution, delivery and performance of the Credit Agreement and the document attached hereto as Annex 1 is a true, correct and complete copy of the Resolutions authorizing the Company to enter into the Transaction and execute, deliver and perform its obligations under the Credit Agreement, which has not been amended, modified or revoked and is in full force and effect as at the date hereof;

(b)                                 certify that the documents attached hereto as Annex 2 constitute (i) a true and up to date copy of the Articles of Association of the Company containing all modifications thereto; and (ii) a true copy of the deed of incorporation of the Company;

(c)                                  certify that the document attached hereto as Annex 3 constitutes a current and up to date excerpt from the trade register in relation to the Company;

(d)                                 certify that the document attached hereto as Annex 4 constitutes a list of the original specimen signatures of the persons authorized to enter into the Credit Agreement on behalf of the Company; and

(e)                                  none of the managing directors (bestuurders) of the Company has a direct or indirect personal conflict of interests (direct of indirect persoonlijk tegenstrijdig belang) with the Company in connection with the Credit Agreement and the transactions contemplated thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

AERCAP HOLDINGS N.V.

By:
Name:
Title:

EXHIBIT E-1C

[FORM OF] OFFICER’S CERTIFICATE OF AERCAP AVIATION SOLUTIONS B.V.

[DATE]

The undersigned refers to the Bridge Credit Agreement (the “Credit Agreement”) dated as of December 16, 2013, among AerCap Holdings N.V., AerCap Ireland Capital Limited, as Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned, [NAME], being an authorized representative of AerCap Aviation Solutions B.V. (the “Company”), does hereby on behalf of the Company:

(a)                                 certify that the Company’s Board of Directors (bestuur), which has full power and authority to authorize the Company to enter into the Transaction (as defined in the resolutions of the Company’s Board of Directors attached as Annex 1 hereto (the “Resolutions”)), has duly authorized the Transaction and has duly authorized the Company’s execution, delivery and performance of the Credit Agreement and the document attached hereto as Annex 1 is a true, correct and complete copy of the Resolutions authorizing the Company to enter into the Transaction and execute, deliver and perform its obligations under the Credit Agreement, which has not been amended, modified or revoked and is in full force and effect as at the date hereof;

(b)                                 certify that the documents attached hereto as Annex 2 constitute (i) a true and up to date copy of the Articles of Association of the Company containing all modifications thereto; and (ii) a true copy of the deed of incorporation of the Company;

(c)                                  certify that the document attached hereto as Annex 3 constitutes a current and up to date excerpt from the trade register in relation to the Company;

(d)                                 certify that the document attached hereto as Annex 4 constitutes a list of the original specimen signatures of the persons authorized to enter into the Credit Agreement on behalf of the Company; and

(e)                                  none of the managing directors (bestuurders) of the Company has a direct or indirect conflict of interests (direct of indirect persoonlijk tegenstrijdig belang) with the Company  in connection with the Credit Agreement and the transactions contemplated thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

AERCAP AVIATION SOLUTIONS B.V.

By:
Name:
Title:

EXHIBIT E-1D

[FORM OF] DIRECTOR’S CERTIFICATE OF AERCAP IRELAND LIMITED

[DATE]

The undersigned refers to the Bridge Credit Agreement (the “Credit Agreement”) dated as of December 16, 2013, among AerCap Holdings N.V., AerCap Ireland Capital Limited, as Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned, [NAME], a director of AerCap Ireland Limited (the “Company”), does hereby:

(a)                                 certify that attached hereto marked “A” is a true, correct and up to date copy of the Certificate of Incorporation of the Company and the Memorandum and Articles of Association of the Company;

(b)                                 certify that attached hereto marked “B” is an extract of the minutes of a meeting of the Board of Directors of the Company (the “Board”) duly held on [DATE] (the “Minutes”) at which the Board approved the transactions contemplated by the agreements listed in the Minutes (the “Transaction”) and approving all necessary documents in connection therewith (the “Transaction Documents”) and their signing, execution, delivery and performance and the granting of the powers of attorney referred to therein and the Minutes and power of attorney have not been amended, modified or revoked and are in full force and effect;

(c)                                  certify that attached hereto marked “C” is a true and correct copy of the Power of Attorney of the Company dated [DATE] (the “Power of Attorney”) authorising the persons specified therein to sign or execute the Transaction Documents and the doing of any other acts and things that may be necessary or desirable in connection with the transactions contemplated by the Transaction Documents and the Power of Attorney has not been amended, modified or revoked and is in full force and effect; and

(d)                                 certify that attached hereto marked “D” is a true copy of the specimen signatures of each of the Attorneys (as such term is defined in the Power of Attorney) who executed the Transaction Documents on behalf of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

AERCAP IRELAND LIMITED

By:
Name:
Title:

EXHIBIT E-2

[FORM OF] OFFICER’S CERTIFICATE OF AERCAP HOLDINGS N.V.

[DATE]

This officer’s certificate (this “Certificate”) is being delivered pursuant to Section 4.02(a)(ii) of the Bridge Credit Agreement dated as of December 16, 2013 (the “Credit Agreement”), among AerCap Holdings N.V. (the “Company”), AerCap Ireland Capital Limited, as Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined in this Certificate shall have the meanings specified in the Credit Agreement.

Pursuant to Section 4.02(a)(ii) of the Credit Agreement, the undersigned, as [specify title] of the Company, certifies that the conditions set forth in Sections 4.02(c), 4.02(f) and 4.02(g) of the Credit Agreement have been satisfied as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

AERCAP HOLDINGS N.V.

By:
Name:
Title:

EXHIBIT F-1

See Attached

P.O. Box 1110 3000 BC Rotterdam Weena 750 3014 DA Rotterdam T +31 10 22 40 000 F +31 10 41 48 444	Rotterdam, 16 December 2013
To the Administrative Agent and the Lenders (as defined herein)

Ladies and Gentlemen:

Re: AerCap Holdings N.V. / AerCap Aviation Solutions B.V. - Bridge Credit Agreement

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

We have acted as special legal counsel as to Netherlands law to the Netherlands Companies, in connection with the Credit Agreement. This opinion letter is rendered to you pursuant to Article IV (Conditions), Section 4.02., paragraph (b) under (i) (A), of the Credit Agreement.

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Credit Agreement. It does not purport to address all matters of Netherlands law that may be of relevance to you with respect to the Credit Agreement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Credit Agreement or any other document reviewed by us in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent. However, you may release a copy of this opinion letter (a) to the extent required by any applicable law or regulation; (b) to any regulatory authority having jurisdiction over you; or (c) in connection with any actual or potential dispute or claim to which you

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

are a party relating to the Credit Agreement, in each case on non-reliance basis and for the purposes of information only, on the strict understanding that we assume no duty and/or liability whatsoever to any such recipient as a result or otherwise.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Credit Agreement and the Corporate Documents. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the European General Court and the European Court of Justice. We do not express any opinion on Netherlands or European competition law, tax law (except for the opinions expressed in paragraphs 14 and 15), or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter is based, on the condition that you accept and agree that (i) the competent courts at Rotterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) all matters related to the legal relationship between yourself and NautaDutilh, including the above submission to jurisdiction, are governed by Netherlands law and (iii) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                      all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purported to have signed them, all documents reviewed by us as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and

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authentic and the signatures on them are the genuine signatures of the persons purported to have signed them;

b.                                      the Credit Agreement is not part of transactions which, as a whole, violate Netherlands law, it being noted that on the face of the Credit Agreement we have no reason to believe this is the case;

c.                                       no defects not appearing on the face of each Deed of Incorporation attach to the incorporation of any Netherlands Company (aan haar totstandkoming geen gebreken kleven) for which a court might dissolve that Netherlands Company;

d.                                      (i) no regulations (reglementen) have been adopted by any corporate body of any Netherlands Company, other than the Board Regulations, (ii) no instructions that would affect our opinions have been given by any corporate body of any Netherlands Company to the managing board of that Netherlands Company, and (iii) the Articles of Association of each Netherlands Company are its articles of association in force on the date of this opinion letter. The Extracts support item (iii) of this assumption;

e.                                       none of the Netherlands Companies has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard), granted a suspension of payments (surseance van betaling verleend) (v) been made subject to emergency regulations (noodregeling) pursuant to Article 3:160 FSA (vi) or been subjected to the appointment of an administrator (curator) in respect of any of its bodies or representatives on the basis of Article 1:76 FSA, or (vii) been made subject to similar proceedings in any jurisdiction that are capable of being recognised in the Netherlands. The Extracts and our inquiries on the date hereo with the Bankruptcy Clerk’s Office support the items (i) through (iv) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred;

f.                                        the resolutions recorded in the Resolutions correctly reflect the resolutions of the managing board of each Netherlands Company, and have not been amended, nullified, revoked, or declared null and void;

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g.                                       no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of any Netherlands Company. This assumption is supported by the confirmation in this respect as included in the Resolutions of the managing board of each Netherlands Company;

h.                                      AerCap Aviation Solutions B.V.’s general meeting of shareholders has not adopted a resolution pursuant to article 12.5 of AerCap Aviation Solutions B.V.’s articles of association, which would make any resolutions of its managing board subject to (prior) approval of the general meeting of shareholders;

i.                                          none of managing board members of any Netherlands Company has a direct or indirect personal interest, which conflicts or may conflict with the interests of the Netherlands Companies or its business, with respect to the entering into the Credit Agreement;

j.                                         the Credit Agreement has been signed on behalf of each Netherlands Company by one of its Attorneys;

k.                                      each Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Netherlands law validly authorises the person or persons purported to be granted authority to represent and bind the relevant Netherlands Company vis-à-vis the other parties to the Credit Agreement with regard to the transactions contemplated by and for the purposes stated in the Credit Agreement;

l.                                          under any applicable law (other than, in relation to each Netherlands Company, Netherlands law) (i) the Credit Agreement constitutes the legal, valid and binding obligations of the persons expressed to be a party thereto, enforceable against them in accordance with their terms and (ii) the choice of law clause and the jurisdiction clause contained in the Credit Agreement constitute a legal, valid and binding choice of law and submission to jurisdiction;

m.                                  all terms and conditions set forth in the Credit Agreement as well as each of the transactions relating thereto are at arm’s length;

n.                                      each lender under the Credit Agreement is a Professional Market Party; and

o.                                      none of the opinions stated in this opinion letter will be affected by any foreign law.

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Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.              AerCap Aviation Solutions B.V. has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability). AerCap Holdings N.V. has been duly incorporated and is validly existing as a naamloze vennootschap (public company with limited liability).

Corporate Power

2.              Each Netherlands Company has the corporate power to enter into the Credit Agreement and to perform its obligations thereunder. None of the Netherlands Companies violates any provision of its Articles of Association by entering into the Credit Agreement or performing its obligations thereunder.

Corporate Action

3.              Each Netherlands Company has taken all corporate action required by its Articles of Association and Netherlands law in connection with entering into the Credit Agreement and the performance of its obligations thereunder.

Valid Signing

4.              The Credit Agreement has been validly signed on behalf of each Netherlands Company.

Choice of Law

5.              The Netherlands courts will recognise and give effect to the choice of the laws of the State of New York to govern the Credit Agreement.

Enforceability

6.              The contractual obligations of each Netherlands Company under the Credit Agreement are enforceable against it in the Netherlands in accordance with their terms. This opinion is not affected if one or more lenders under the Credit Agreement do not qualify as Professional Market Parties.

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No Violation of Law

7.              The entering into of the Credit Agreement by each Netherlands Company does not in itself result in a violation of Netherlands law that would affect the enforceability of the Credit Agreement against it in the Netherlands.

No Authorisations, Consents or Approvals

8.              No authorisation, consent, approval, licence or order from or notice to or filing with any regulatory or other authority or governmental body of the Netherlands is required by any Netherlands Company in connection with its entering into the Credit Agreement or the performance of its obligations thereunder, which, if not obtained or made, would affect the enforceability of the Credit Agreement against it in the Netherlands.

No qualification to do business

9.              It is not necessary (a) in order to enable the Administrative Agent or the Lenders to enforce their rights under the Credit Agreement, or (b) by reason of the signing of the Credit Agreement or the performance by them of their obligations thereunder, that they be licensed, qualified or otherwise entitled to carry on business in the Netherlands.

Service of Process

10.       Assuming the validity under the laws of the State of New York of each appointment by each Netherlands Company of AerCap, Inc. as its authorized agent upon which process may be served in any action or proceeding with respect to the Credit Agreement brought in the State of New York, there is no reason under Netherlands law why a valid service of process for purposes of serving process in any such action or proceeding on such authorised agent could not be invoked against the relevant Netherlands Company.

Jurisdiction

11.       The submission by each Netherlands Company in the Credit Agreement to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof will be recognised by the Netherlands courts.

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No Immunity

12.       None of the Netherlands Companies can claim immunity from legal proceedings in the Netherlands or the enforcement of judgments of the Netherlands courts.

Enforcement of Judgments

13.                   There is no enforcement treaty between the Netherlands and the United States of America. Consequently, a judgment of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, cannot be enforced in the Netherlands. In order to obtain a judgment in respect of the Credit Agreement that can be enforced in the Netherlands against a Netherlands Company, the dispute will have to be re-litigated before the competent Netherlands court. This court will have discretion to attach such weight to the judgment of the relevant United States court as it deems appropriate. Given the submission by each Netherlands Company to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, the Netherlands courts can be expected to give conclusive effect to a final and enforceable judgment of any such court in respect of the contractual obligations under the Credit Agreement without re-examination or re-litigation of the substantive matters adjudicated upon. This would require (i) proper service of process to have been given, (ii) the proceedings before such court to have complied with principles of proper procedure (behoorlijke rechtspleging), and (iii) such judgment not being contrary to the public policy of the Netherlands.

No Stamp Duties

14.       No Netherlands registration tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable in the Netherlands by the Administrative Agent or the Lenders in respect of or in connection with (i) the signing and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the Credit Agreement or (ii) the performance by the Netherlands Companies of their obligations thereunder.

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No Withholding Tax

15.       All payments made by the Netherlands Companies to the Lenders under the Credit Agreement may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

The opinions expressed above are subject to the following qualifications:

A.            As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Credit Agreement under the applicable law and the obligations of the parties to the Credit Agreement and we have made no investigation of that meaning and purport. Our review of the Credit Agreement and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.            The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in them.

C.            Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that by, entering into the Credit Agreement, or performing their obligations thereunder, the Netherlands Companies would transgress the description of the objects contained in their Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Netherlands Companies are served by entering into the Credit Agreement, or performing their obligations thereunder, since these are matters of fact.

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D.            A power of attorney or mandate granted by any Netherlands Company in the Credit Agreement, including but not limited to the appointment of an agent for service of process (to the extent that it can be considered a power of attorney) (a) will terminate in the event of a bankruptcy of that Netherlands Company or, unless otherwise provided, the attorney, and (b) will become ineffective upon (i) the suspension of payments of the Netherlands Company, or (ii) the dissolution (ontbinding) of the Netherlands Company (unless otherwise determined by the court deciding on the request for dissolution);

E.             Netherlands courts may, despite any generally recognized choice of law clause contained in the Credit Agreement, (a) apply overriding mandatory provisions of the Netherlands and other jurisdictions; (b) refuse application of provisions of other jurisdictions which are manifestly incompatible with the public policy (“ordre public”) of the Netherlands or the European Union; and (c) have regard to the law of the country where performance of the agreement takes place.

F.              The words “enforceable in accordance with their terms” as used in the opinion expressed in paragraph 6 mean that if a party to the Credit Agreement brings an action (een rechtsvordering instellen) against a Netherlands Company before a competent Netherlands court seeking enforcement of the Credit Agreement, such court will address the issue and, if appropriate, provide some remedy subject to the terms of the Credit Agreement, the law applicable pursuant to a choice of law clause contained in the Credit Agreement and other applicable law and with due observance of the provisions of the NCCP.

G.            The opinions expressed in this opinion letter may be limited or affected by:

a.              any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.              the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.               claims based on tort (onrechtmatige daad);

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d.              special measures under the Special Measures Financial Institutions Act (Wet bijzondere maatregelen financiële ondernemingen); and

e.               sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), or European Union regulations.

H.           No opinion is expressed as to the validity or enforceability of any right in rem, assignment or transfer purported or intended to be vested or made by or pursuant to any document or with respect to any consents, approvals, licenses, orders, notices, or filings necessary to ensure the validity or enforceability of any right in rem, assignment or transfer purported or intended to be vested or made by or pursuant to any document.

I.                Netherlands courts may, notwithstanding any provision to the contrary in the Credit Agreement, assume jurisdiction:

a.              if a plaintiff seeks provisional measures in preliminary relief proceedings (kort geding) as provided for in Article 254 NCCP et seq.;

b.              if a plaintiff files a request for the levy of a pre-judgment  attachment (conservatoir beslag) as provided for in Article 700 NCCP et seq.;

c.             in proceedings concerning the determination of legal consequences which, under the laws of the Netherlands, cannot be freely determined by the parties (within the meaning of Article 8, paragraph 2, or Article 1020, paragraph 3, NCCP).

J.                Assets located in the Netherlands that are destined for the public service (goederen bestemd voor de openbare dienst) and the books and records of a company may not be attached whether by pre-judgment attachment or attachment for the purpose of sale in execution.

K.           The Netherlands have ratified the Hague Convention on the Law Applicable to Trusts and their Recognition of 1985 and consequently, a trust purported to be created under the Credit Agreement shall be recognised by the courts of the Netherlands subject to the requirements and limitations of this convention. With respect to any provision pursuant to which a Netherlands Company shall hold monies on trust, it should be noted that any monies held by a Netherlands Company pursuant to any such provision may form part of that Netherlands

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Company’s estate and therefore be subject to recourse by any creditor of that Netherlands Company’s.

Yours faithfully,

On behalf of NautaDutilh

Walter A.M. Schellekens

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EXHIBIT A

LIST OF

DEFINITIONS

“Administrative Agent”	UBS AG, Stamford Branch

“Articles of Association”

a.              in relation to AerCap Holdings N.V., its articles of association as they read after the execution of a deed of amendment dated 2 May 2013, which, according to the relevant Extract, was the last amendment to this Netherlands Company’s articles of association; and

b.              in relation to AerCap Aviation Solutions B.V., the articles of association contained in its Deed of Incorporation

“Attorney”	in relation to each Netherlands Company, the persons appointed as such pursuant to the Resolutions of the managing board of that Netherlands Company

“Bankruptcy Clerk’s Office”

a.                   the online central insolvency register (Centraal Insolventie Register) held by the Council for the Administration of Justice (Raad voor de Rechtspraak);

b.                   the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

c.                    the Amsterdam court bankruptcy clerk’s office (faillissementsgriffie)

“Board Regulations”	the board regulations (bestuursreglement) of the managing board of AerCap Holdings N.V., dated 2 May 2013

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“Commercial Register”	the Amsterdam Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel en Fabrieken)

“Corporate Documents”	the documents listed in Exhibit B

“Credit Agreement”

a pdf copy of the signed Bridge Credit Agreement, dated 16 December 2013, among, inter alios, the Netherlands Companies, UBS AG, Stamford Branch, as Administrative Agent, Citybank, N.A. as Syndication Agent and the Lenders (as defined therein)

“Deeds of Incorporation”

a.                     in relation to AerCap Holdings N.V., its deed of incorporation (akte van oprichting), dated 10 July 2006; and

b.                     in relation to AerCap Aviation Solutions B.V., its deed of incorporation (akte van oprichting), dated 10 April 2012

“Exhibit”	an exhibit to this opinion letter

“Extract”	in relation to a Netherlands Company, an extract from the Commercial Register, dated the date of this opinion letter, with respect to that Netherlands Company

“FSA”	the Netherlands Financial Supervision Act (Wet op het financieel toezicht)

“Lenders”

any person which is a “Lender” as defined in the Credit Agreement as at the date of this opinion letter or becomes a “Lender” as defined in the Credit Agreement during primary syndication of the Commitments (as defined in the Credit Agreement)

“NautaDutilh”	NautaDutilh N.V.

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

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“NCCP”	the Netherlands Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering)

“the Netherlands”	the Kingdom of the Netherlands, European territory

“Netherlands Companies”

a.                   AerCap Holdings N.V. (a public company with limited liability (naamloze vennootschap) registered with the Commercial Register under file number 34251954); and

b.                   AerCap Aviation Solutions B.V. (a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) registered with the Commercial Register under file number 55083617)

“Power of Attorney”	the power of attorney contained in each of the Resolutions in respect of entering into the transactions contemplated by the Credit Agreement

“Professional Market Party”	a professional market party within the meaning of the FSA

“Resolutions”

a.                    in relation to AerCap Aviation Solutions B.V., the document containing the resolutions of its managing board (bestuur), dated 13 December 2013; and

b.                    in relation to AerCap Holdings N.V., the document containing the resolutions of its managing board, dated 16 December 2013

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EXHIBIT B

LIST OF

CORPORATE DOCUMENTS

1.	pdf copies of the Deeds of Incorporation;

2.	pdf copies of the Articles of Association;

3.	pdf copies of the Extracts; and

4.	pdf copies of the Resolutions.

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EXHIBIT F-2

See Attached

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

[   ], 201[  ]

AerCap Holdings N.V.
Bridge Credit Agreement

Ladies and Gentlemen:

We have acted as special New York counsel to AerCap Holdings N.V., an entity organized under the laws of the Netherlands (“Parent”), AerCap Ireland Capital Limited, an entity incorporated and organized under the laws of Ireland (the “Borrower”), AerCap Aviation Solutions B.V., an entity organized under the laws of the Netherlands (“AerCap Aviation”), and AerCap Ireland Limited, an entity incorporated and organized under the laws of Ireland (“AerCap Ireland” and, together with Parent, the Borrower and AerCap Aviation, each a “Loan Party” and collectively the “Loan Parties”), in connection with the Bridge Credit Agreement dated as of December 16, 2013 (the “Credit Agreement”), among the Loan Parties, the lending institutions party thereto (the “Lenders”), UBS AG, Stamford Branch, as Administrative Agent for the Lenders (the “Administrative Agent”), and Citibank, N.A., as Syndication Agent for the Lenders (the “Syndication Agent”).  This opinion is being delivered to you pursuant to Section 4.02(b)(ii) of the Credit Agreement.  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including:

(i)                                     the Credit Agreement,

(ii)                                  the agreements identified on Schedule I hereto (collectively, the “Specified Agreements”) and

(iii)                               a certificate dated as of the date hereof, from officers or directors of each of the Loan Parties (the “Officer’s Certificate”), attached as Exhibit A hereto.

We have also relied, with respect to certain factual matters, on the representations and warranties of each Loan Party contained in the Credit Agreement and the Officer’s Certificate and have assumed compliance by each Loan Party with the terms of the Credit Agreement.

In rendering our opinion, we have assumed (a) the genuineness of all signatures, (b) the due existence of each Loan Party, (c) that each party to the Credit Agreement (including the Loan Parties) has all necessary power, authority and legal right to execute and deliver the Credit Agreement and to perform its obligations thereunder and that the Credit Agreement is a legal, valid and binding obligation of each party thereto other than the Loan Parties, (d) the due authorization, execution and delivery of the Credit Agreement by all parties thereto (including the Loan Parties), (e) the authenticity of all documents submitted to us as originals, (f) the conformity to original documents of all documents submitted to us as copies, (g) that the choice of New York law contained in the Credit Agreement is legal and valid under the laws of each of the Netherlands and Ireland and that insofar as any obligation under the Credit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside the State of New York, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction and (h) that each of the [amendments to the applicable Specified Agreements identified on Schedule I to be inserted] is effective and has become operative in accordance with the terms thereof.

Based on the foregoing and subject to the qualifications hereinafter set forth, we are of opinion as follows:

1.                                      The execution and delivery by each Loan Party of the Credit Agreement and the performance by each Loan Party of its obligations thereunder (i) do not violate any law, rule or regulation of the United States of America or the State of New York and (ii) do not result in a breach of or constitute a default under the express terms and conditions of the Specified Agreements.  Our opinion in clause (ii) of the preceding sentence relating to the Specified Agreements does not extend to compliance with any financial or accounting ratio or any limitation in any contractual restriction expressed as a financial, accounting or dollar amount (or an amount expressed in another currency or by reference to calculations based upon financial or accounting data) or to performance under any contractual restriction in the Credit Agreement to the extent it restricts actions required under the Specified Agreements.

2.                                      The Credit Agreement constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing),

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regardless of whether considered in a proceeding in equity or at law.  The foregoing opinion is subject to the following qualifications:  (i) certain provisions of the Credit Agreement are or may be unenforceable in whole or part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Credit Agreement, and the Credit Agreement contains adequate provisions for the practical realization of the principal rights and benefits intended to be afforded thereby, (ii) insofar as provisions contained in the Credit Agreement provide for indemnification or limitations on liability, the enforceability thereof may be limited by public policy considerations, (iii) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction and (iv) we express no opinion as to the effect of the laws of any jurisdiction other than the State of New York where any Lender may be located or where enforcement of the Credit Agreement may be sought that limit the rates of interest legally chargeable or collectible.

3.                                      No authorization, approval or other action by, and no notice to, consent of, order of or filing with, any United States Federal or New York State governmental authority is required to be made or obtained by any Loan Party in connection with the execution, delivery and performance by such Loan Party of the Credit Agreement, other than (i) such reports to United States governmental authorities regarding international capital and foreign currency transactions as may be required pursuant to 31 C.F.R. Part 128, (ii) those that have been made or obtained and are in full force and effect or the failure of which to be made or obtained or to be in full force and effect should not result, individually or in the aggregate, in a material adverse effect on Parent and its subsidiaries, taken as a whole, (iii) those that under Federal or state laws may be necessary in connection with the exercise of remedies under the Credit Agreement or the granting of additional guarantees pursuant to the Credit Agreement and (iv) those that may be required because of the legal or regulatory status of any Lender or because of any other facts pertaining specifically to any Lender.

4.                                      The making of Loans under the Credit Agreement on the date hereof does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.                                      Based on the Officer’s Certificate, none of the Loan Parties is required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

We express no opinion herein as to any provision in the Credit Agreement that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the Credit Agreement (such as the provision found in Section 9.09(a) of the Credit Agreement), (b) contains a waiver of an inconvenient forum (such as the provision found in Section 9.09(c) of the Credit Agreement), (c) relates to a right of setoff in respect of purchases of interests in loans (such as the provision found in Section 2.15(c) of the Credit Agreement) or with respect to parties that may not hold mutual debts (such as the provision found in Section 9.08 of the Credit Agreement), (d) provides for liquidated

3

damages or penalty interest, (e) relates to the waiver of rights to jury trial (such as the provision found in Section 9.10 of the Credit Agreement) or (f) relates to any arrangement or similar fee payable to any arranger (including the Administrative Agent and the Arrangers) of the commitments or loans under the Credit Agreement or any fee not set forth in the Credit Agreement.  We also express no opinion as to (i) the enforceability of the provisions of the Credit Agreement to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived, (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Credit Agreement or (iii) compliance with, or the application or effect of, Federal or state securities laws or regulations (except to the extent set forth in paragraph 5) or any laws or regulations relating to the the ownership, leasing or operation of aircraft assets to which any Loan Party or any of its subsidiaries is subject or the necessity of any authorization, approval or action by, or any notice to, consent of, order of, or filing with, any governmental authority, pursuant to any such laws or regulations.

We note that certain of the Specified Agreements are governed by laws other than New York law; our opinions expressed herein are based solely upon our understanding of the plain language of such agreements, and we do not express any opinion with respect to the validity, binding nature or enforceability of any such agreement, and we do not assume any responsibility with respect to the effect on the opinions or statements set forth herein of any interpretation thereof inconsistent with such understanding.

We understand that you are satisfying yourselves as to the status under Section 548 of Title 11 of the United States Code and applicable state fraudulent conveyance laws of the obligations of each Loan Party under the Credit Agreement, and we express no opinion thereon.

We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal law of the United States of America.  In particular, we do not purport to pass on any matter governed by the laws of the Netherlands or Ireland.

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This opinion is rendered only to the Administrative Agent, the Syndication Agent and the existing Lenders under the Credit Agreement and is solely for their benefit in connection with the above transactions.  In addition, we hereby consent to reliance on this opinion by a permitted assignee of a Lender’s interest in the Credit Agreement, provided that such permitted assignee becomes a Lender on or prior to the 60th day after the date of this opinion.  We are opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assignees and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on our part to update this opinion.  This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

UBS AG, Stamford Branch, as Administrative Agent,

Citibank, N.A., as Syndication Agent,

and the Lenders

In care of:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut  06901

O

5

SCHEDULE I

Specified Agreements

1.                                      Trust Indenture, dated as of June 26, 2008, among Aircraft Lease Securitisation II Limited, Deutsche Bank Trust Company Americas, as the Cash Manager, Operating Bank and Trustee, Crédit Agricole, as the Initial Primary Liquidity Facility Provider, and Crédit Agricole as the Class A-1 Funding Agent

2.                                      Facility Agreement, dated as of December 30, 2008, among the Banks and Financial Institutions named therein as ECA Lenders, Crédit Agricole as National Agent, ECA Agent and Security Trustee, Jetstream Aircraft Leasing Limited as Principal Borrower, AerCap Ireland Limited and AerCap A330 Holdings Limited as Principal AerCap Obligors, and AerCap Holdings, N.V.

3.                                      Indenture related to the 6.375% Senior Unsecured Notes due 2017, dated as of May 22, 2012, among AerCap Aviation Solutions B.V., AerCap Holdings N.V. and Wilmington Trust, National Association, as trustee, as supplemented by the First Supplemental Indenture related to the 6.375% Senior Unsecured Notes due 2017, dated as of June 15, 2012, among AerCap Aviation Solutions B.V., AerCap Holdings N.V. and Wilmington Trust, National Association, as trustee

4.                                      [Revolving Credit Agreement, dated as of November 9, 2012, among AerCap Holdings N.V., as Borrower, the lenders party thereto, and Citibank, N.A., as Administrative Agent](15)

5.                                      [Revolving Credit Agreement, dated as of October 21, 2013, between AerCap Holdings N.V. as Borrower, the lenders party thereto, and DBS Bank Ltd., as Facility Agent](16)

(15)  To be included if necessary amendments obtained.

(16)  To be included if necessary amendments obtained.

EXHIBIT A

OFFICER’S CERTIFICATE

[            ], 20[   ]

Each of the undersigned hereby certifies as follows:

1.             I am a duly elected officer or director, holding the office specified below my signature of AerCap Holdings N.V., an entity organized under the laws of the Netherlands (“Parent”), AerCap Ireland Capital Limited, an entity incorporated and organized under the laws of Ireland (the “Borrower”), AerCap Aviation Solutions B.V., an entity organized under the laws of the Netherlands (“AerCap Aviation”), or AerCap Ireland Limited, an entity incorporated and organized under the laws of Ireland (“AerCap Ireland” and, together with Parent, the Borrower and AerCap Aviation, each a “Loan Party” and collectively, the “Loan Parties”), as the case may be, and am authorized to execute and deliver this Officer’s Certificate on behalf of the applicable Loan Parties.

2.             I am executing this Officer’s Certificate knowing that it will be relied upon by Cravath, Swaine & Moore LLP in connection with its legal opinion to be delivered on the date hereof in connection with the Bridge Credit Agreement dated as of December 16, 2013, among the Loan Parties, the lending institutions party thereto, UBS AG, Stamford Branch, as administrative agent, and Citibank, N.A., as syndication agent.

3.             (a)  Each of the Loan Parties on behalf of which I am executing this Officer’s Certificate:

(i)            is not and does not hold itself out as being engaged primarily, and does not propose to engage primarily, in the business of investing, reinvesting or trading in Securities (as such term is defined in clause (b) of this paragraph 3);

(ii)           is not and does not propose to engage in the business of issuing Face Amount Certificates of the Installment Type (as such term is defined in clause (b) of this paragraph 3), and has not been engaged in such business and does not have any such certificate outstanding; and

(iii)         is not engaged and does not propose to engage in the business of investing, reinvesting, owning, holding or trading in Securities, and does not own or propose to acquire Investment Securities (as such term is defined in clause (b) of this paragraph 3) having a value exceeding 40% of the value of its total assets, exclusive of Government Securities (as such term is defined in clause (b) of this paragraph 3) and cash items, on an unconsolidated basis.

(b)           For purposes of clause (a), the following terms have the following meanings:

“Face-Amount Certificate of the Installment Type” means any certificate, investment contract, or other Security which represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than twenty-four months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.

“Government Security” means any Security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

“Investment Securities” includes all Securities except (A) Government Securities, (B) Securities issued by employees’ securities companies, and (C) Securities issued by majority-owned subsidiaries of the Loan Parties which are not themselves investment companies.  In considering whether a majority-owned subsidiary is not an investment company for this purpose, it is understood that (i) the exemption under Rule 3(c)(1) of the Investment Company Act of 1940, as amended (the “ICA”), may not be relied upon (such exemption could be available to a company whose outstanding securities (other than short-term paper) are beneficially owned by less than 100 persons and which is not making and does not presently propose to make a public offering of its securities) and (ii) the exemption under Rule 3(c)(7) of the ICA may not be relied upon (such exemption could be available to a company (a) whose outstanding securities are owned exclusively by “qualified purchasers” (i.e.,  a natural person, trust or company that, in addition to other qualifications, owns at least $5 million in investments) or, subject to certain conditions, whose outstanding securities are beneficially owned by both qualified purchasers and not more than 100 persons who are not qualified purchasers and (b) which is not making and does not propose to make a public offering of its securities).

“Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

[signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has signed this Officer’s Certificate on behalf of the applicable Loan Parties as of the date first written above.

AERCAP HOLDINGS N.V.,

By

Name:
Title:

AERCAP IRELAND CAPITAL LIMITED,

By

Name:
Title:

AERCAP AVIATION SOLUTIONS B.V.,

By

Name:
Title:

AERCAP IRELAND LIMITED,

By

Name:
Title:

[Signature Page — Officer’s Certificate (Investment Company Act)]

EXHIBIT F-3

See Attached

Agreed Form opinion - subject to no change of law, no change in agreed form documents, no change in circumstances relating to parties and completion.

[ • ]

To the addressees set out in Schedule 1

(collectively, the “Addressees”)

Private and Confidential

Dear Sirs

We have acted as special Irish counsel to AerCap Ireland Capital Limited and AerCap Ireland Limited (each a “Company” and together, the “Companies”) in connection with the provision of this opinion letter to you in relation to certain Irish law matters set out in this Opinion on the Document as defined below.

1.                                      Documents examined, interpretation

1.1                               For the purposes of this opinion letter, we have examined copies of the following documents:

(a)                                 Bridge Credit Agreement dated [  •  ] between AerCap Holdings N.V. (“AerCap”), AerCap Ireland Capital Limited, the Subsidiary Guarantors party thereto, the lenders party thereto, UBS AG, Stamford branch as administrative agent and Citibank, N.A., as syndication agent (the “Document”); and

(b)                                 the following additional documents (the “Additional Documents”):

(i)                                     a Certificate of a director of each Company dated [  •  ] (the “Certificates”), a copy of each of which is attached to this opinion letter at Appendix 1; and

(ii)                                  the results of searches made by independent law searchers on our behalf at the Companies Registration Office, Dublin, the Petitions

Section and Judgments Office of the Central Office of the Irish High Court on [  •  ] against the Companies (together the “Searches”),

we have assumed that no circumstances or events have occurred between the dates on which the Certificates and Searches were given or made (none having being brought to our attention) which would cause us to cease to rely on the Certificates and Searches.

1.2                               Scope of opinion

This opinion letter speaks only as of its date and is limited to the matters stated herein and does not extend, and is not to be read as extending by implication, to any other matters.

In particular:

(i)                                     save as expressly stated herein, we express no opinion on the effect, validity, or enforceability of or the creation or effectiveness of any document;

(ii)                                  we express no opinion on the contractual terms of any document other than by reference to the legal character thereof under the laws of Ireland;

(iii)                               we express no opinion as to the existence or validity of, or the title of any person to, any of the assets which are, or purport to be sold, transferred, exchanged, assigned or otherwise dealt with under the Document or as to whether any assets are marketable and/or are capable of being so dealt with free of any equities or of any security rights or interests which may have been created in favour of any other person;

(iv)                              we have made no investigation of, and express no opinion on, the laws, or the effect on the Document and the transactions contemplated thereby of the laws, of any country or jurisdiction other than Ireland, and this opinion is strictly limited to the laws of Ireland as in force on the date hereof and as currently applied by the courts (excluding any foreign law to which reference may be made under the rules of Irish private international law).  We have assumed without investigation that, insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Document or the transactions contemplated by the Document;

(v)                                 we express no views or opinions on matters relating to tax;

(vi)                              we express no views or opinions as to matters of fact;

(vii)                           we express no opinion on the characterisation of any security interest or issues of priority of interests; and

(viii)                        we have not for the purpose of this opinion letter examined any other drafts and/or copies of any contract, instrument or document entered into by or affecting the Companies or any other persons, or

2

any corporate records of the Companies or any other person, except the Document and the Additional Documents; and (except as expressly set out herein) we have not made any other enquiries or searches concerning the Companies or any other person for the purposes of this opinion letter.

1.3                               This opinion letter is governed by, and is to be construed in accordance with the laws of Ireland as at the date hereof. Except as otherwise expressly stated herein, the opinions expressed herein are given on the basis of and subject to the foregoing and the matters set out in part 2 (Assumptions) and part 3 (Reservations and Qualifications).

1.4                               By giving this opinion letter we assume no obligation to inform any Addressee of any future change in law (including any change in interpretation of law) or to update this opinion letter at any time in the future.

1.5                               This opinion letter is solely for your benefit and solely for the purpose of the Document and may be relied upon only by the addressee of this opinion letter and may not be disclosed without our prior written consent.

1.6                               In this opinion letter:

“Minutes” means the minutes of a meeting of the board of directors of each Company held on 13 December 2013, a copy of each of which is attached to each Certificate;

“Statutory Declaration” means the statutory declarations of a majority of the directors of each of AerCap Ireland Limited and AerCap Ireland Capital Limited dated 13 December 2013, a copy of each of which is attached to each Certificate; and

“Special Resolution” means the special resolution of the sole member of each Company approving the giving of the financial assistance referred to in the Statutory Declaration of each Company, a copy of each of which is attached to each Certificate.

2.                                      Assumptions

In considering the Document and in rendering this opinion letter, we have without further enquiry, assumed that as of the date hereof:

Authenticity and Completeness of Documents

(a)                                 the authenticity and completeness of all documents submitted to us as originals; the completeness and conformity to the originals of all copy (including facsimile or pdf copy) documents, certificates, letters, resolutions, powers of attorney, documents, permissions, minutes, authorisations and all other copy documents of any kind furnished to us; and the authenticity and completeness of the originals of any such copies (including facsimile or pdf copies) examined by us;

(b)                                 the genuineness of all signatures and seals on documents originals or copies of which have been examined by us; that the Document has been duly and unconditionally delivered by all parties thereto (other than the Companies) on the respective dates therein stated; and that all escrow or similar arrangements, agreements or understandings in connection with the

3

Document and all conditions required to be met before the Document and/or any obligation thereunder is or is deemed to be or have been delivered and/or made effective, have been met and satisfied;

(c)                                  that the copies produced to us (including copies annexed to the Certificates) of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record; that any meetings referred to therein were duly convened and held, that those present at any such meetings acted bona-fide throughout, that all resolutions set out in such copies were duly passed and that no further resolutions have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof and in this regard we refer to the Certificates;

(d)                                 that where a document has been examined in draft or specimen form it has been executed in the form of that draft or specimen as examined by us;

(e)                                  the completeness and accuracy as of the date hereof of:

(i)                                     all statements in, and attachments to, the Certificates;

(ii)                                  representations contained in the Document as to matters of fact, and matters of law other than Irish law; and

(iii)                               the results of the Searches; and that further searches would not reveal any circumstances which would affect this opinion letter;

The Document and related documentation

(f)                                   that the directors of each Company in authorising the entry into and the execution and the performance of, the Document to which it is a party have exercised their powers in good faith in the interests of such Company, its shareholders, creditors and employees, and have used due skill, care and diligence in considering and approving the matters before them;

(g)                                  that the Document has been entered into by the parties thereto for bona fide commercial purposes, on an arm’s-length basis having regard to the relationship of the parties and for their respective corporate benefit;

(h)                                 an absence of fraud, bad faith, undue influence, coercion, mistake or duress on the part of any party to the Document or their respective employees, agents, directors or advisers;

(i)                                     that the warranties and representations set out in the Document (other than warranties and representations as to matters of Irish law upon which we have opined in this opinion letter), are true and accurate at the date at which they are expressed to be made;

(j)                                    that there are no agreements or arrangements in existence or contemplated between the parties (or any of them) to the Document which have not been disclosed to us and which in any material way amend, add to or vary the terms or conditions of the Document, or the respective rights and interests of the parties thereto, or create any rights over any property the subject matter

4

of the Document; that there are no contractual or similar restrictions binding on the parties which would affect the conclusions in this Opinion;

Solvency

(k)                                 that each Company is not and will not be as a result of the transactions contemplated by the Document, insolvent or unable to pay its debts, or deemed to be so under any applicable statutory provision or law, as at (i) the date of execution of the Document to which it is party, (ii) the effective date of the Document to which it is party or (iii) the date of this Opinion;

All Parties

(l)                                     the due performance of the Document by all parties (other than the Companies with respect to the matters that are the subject of this Opinion) thereto;

(m)                             that each of the parties to the Document, other than the Companies:

(i)                                     has been duly incorporated and is validly existing and has all necessary capacity and power, and has obtained all necessary consents, licences and approvals (governmental, regulatory, legal or otherwise) to enter into the Document and to perform its obligations thereunder; and

(ii)                                  has validly authorised entry into, and has duly executed, the Document to which it is party;

(n)                                 that as a matter of all relevant laws (including in particular in relation to the Document the law expressed therein to be the governing law) other than the laws of Ireland:

(i)                                     all obligations under the Document are valid, legally binding upon, and enforceable in accordance with their terms against, the respective parties thereto; that the choice of governing law under the Document is valid; and, insofar as is relevant to any matter opined on herein, that words and phrases used therein have the same meaning and effect as they would if such documents were governed by Irish law; and

(ii)                                  all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary in order to permit the execution, delivery or performance of the Document or to perfect, protect or preserve any of the interests created by the Document, have been obtained, made or done or will be obtained, made or done within any relevant permitted period(s);

(o)                                 that, other than as disclosed in the Certificates and the Searches, none of the parties to the Document and/or any document referred to therein (in each case other than the Companies) has taken any corporate or other action nor have any steps been taken or legal proceedings been started against any of such parties for the liquidation, winding-up, dissolution, striking-off, examination, reorganisation, or administration of, or for the appointment of a liquidator, receiver, trustee, examiner, administrator, administrative receiver

5

or similar officer to, any of such parties or all or any of its assets and that none of such parties is or was at the date of execution or the effective date of any of such documents or will as a result of the transactions contemplated by such documents become insolvent, unable to pay its debts, or deemed unable to pay its debts under any relevant statutory provision, regulation or law, or has been dissolved; and that no event similar or analogous to any of the foregoing has occurred or will occur as a result of the transactions contemplated by such documents in relation to any of them under the laws of any jurisdiction applicable to any of such parties;

Financial Transfer Restriction

(p)                                 that the transactions and other matters contemplated by the Document are not and will not be affected by:

(i)                                     any financial restrictions or asset freezing measures arising from orders made by the Minister for Finance under the Financial Transfers Act 1992, the Criminal Justice (Terrorist Offences) Act 2005 or the European Communities Act 1972 to 2009 or European Communities Regulations having direct effect in Ireland.  Regulations and orders which have been made under the aforementioned Acts, and which are in effect at the date of this opinion, impose restrictions on financial transfers involving residents of certain countries and certain named individuals and certain entities arising from the implementation in Ireland of United Nations and EU sanctions; or

(ii)                                  any directions or orders made under the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010. That Act transposes into Irish law the European Union Directive 2005/60/EC of the European Parliament and the Council of 26 October 2005;

Group Companies

(r)                                    that AerCap is the ultimate holding company (within the meaning of Section 155 of the Companies Act, 1963) of each of AerCap Ireland Limited and AerCap Ireland Capital Limited and accordingly AerCap Ireland Limited, AerCap Ireland Capital Limited and AerCap are members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of the Companies Acts 1963 to 2012;

Insurance Legislation

(s)                                   in considering the application of the Insurance Acts, 1969 to 2006, regulations made thereunder and regulations relating to insurance under the European Communities Act, 1972, that each of AerCap Ireland Limited and AerCap Ireland Capital Limited is a subsidiary of AerCap; and

(t)                                    AerCap Ireland Limited has not received or will not receive any remuneration in connection with any guarantee indemnity or similar payment obligation given by AerCap Ireland Limited under the terms of the Document.

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Financial Assistance

(u)                                 that no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, who has been concerned in or taken part in the promotion of, either Company has been the subject of a declaration under Section 150 (Restriction) or Section 160 (Disqualification of certain persons from acting as directors or auditors of or managing companies) of the Companies Act 1990;

(v)                                 a copy of each Statutory Declaration will be delivered to the Registrar of Companies within 21 days of the date on which the financial assistance referred to therein was given which we undertake to attend to within the statutorily prescribed period;

(w)                               that the opinions and matters respectively sworn in each Statutory Declaration were when sworn and given, and now remain, true and accurate and complete and are not misleading or incorrect in any respect;

(x)                                 in relation to each Company:

(i)                                     that the directors whose identities and signatures appear on each Statutory Declaration were a majority of the directors of such Company when the Statutory Declarations were made;

(ii)                                  that the Statutory Declarations were sworn, at the meetings of the board of directors referred to in the Minutes, before a solicitor who holds a practising certificate (which is in force) for the practice year ending 31 December 2013 issued by the Law Society of Ireland (in this regard we refer you to the practising certificate attached hereto at Annex 2);

(iii)                               that, as at the time when the Special Resolution of AerCap Ireland Limited was passed, AerCap International (Isle of Man) Limited was the sole member of AerCap Ireland Limited and that there was no other person who was entitled to attend and vote at any general meeting of AerCap Ireland Limited;

(iv)                              that, as at the time when the Special Resolution of AerCap Ireland Capital Limited was passed, AerCap Ireland Limited was the sole member of AerCap Ireland Capital Limited and that there was no other person who was entitled to attend and vote at any general meeting of AerCap Ireland Capital Limited;

(v)                                 that the person who signed the Special Resolution of AerCap Ireland Limited on behalf of AerCap International (Isle of Man) Limited (as sole member of AerCap Ireland Limited) was a duly authorised representative of AerCap International (Isle of Man) Limited;

(vi)                              that a copy of the signed and sworn Statutory Declaration of a majority of the directors of AerCap Ireland Limited was attached to the Special Resolution of AerCap Ireland Limited prior to its execution on behalf of AerCap International (Isle of Man) Limited (as sole member of AerCap Ireland Limited);

7

(vii)                           that a copy of the signed and sworn Statutory Declaration of a majority of the directors of AerCap Ireland Capital Limited was attached to the Special Resolution of AerCap Ireland Capital Limited prior to its execution on behalf of AerCap Ireland Limited (as sole member of AerCap Ireland Capital Limited); and

(viii)                        there are no other facts and there is no other information in relation to the giving of financial assistance by the Companies of which we do not have actual knowledge (being the actual knowledge of Hilary Marren, the lawyer in this firm who has acted on behalf of the Companies);

(y)                                 save as otherwise set out in the Statutory Declarations, section 60 (giving of financial assistance by a company) of the Companies Act 1963 has no application to the Document or the transaction contemplated thereby.

3.                                      Reservations and qualifications

3.1                               The opinions expressed in this opinion letter are subject to the following reservations and qualifications:

Documents

(a)                                 [intentionally omitted].

(b)                                 Provisions in the Document imposing additional obligations in the event of breach or default, or of payment or repayment being made other than on an agreed date, may be unenforceable to the extent that they are subsequently adjudicated to be penal in nature, but, the fact that any payment is held to be penal in nature would not, of itself, prejudice the legality or validity of any other provision contained in the Document which does not provide for the making of such payment.

(c)                                  Provisions in the Document that calculations or certifications or acknowledgements are to be conclusive and binding will not necessarily prevent judicial enquiry by the Irish courts into the merits of any claim by a party claiming to be aggrieved by such calculations, certifications or acknowledgements; nor do such provisions exclude the possibility of such calculations, certifications or acknowledgements being amended by order of the Irish courts.

(d)                                 To the extent that the Document vests a discretion in any party, or provides for any party determining any matter in its opinion, the exercise of such discretion and the manner in which such opinion is formed and the grounds on which it is based may be the subject of a judicial enquiry and review by the Irish courts.

(e)                                  The effectiveness of terms in the Document exculpating a party from a liability or a legal duty otherwise owed are limited by law.

(f)                                   Provisions of the Document providing for severance of provisions due to illegality, invalidity or unenforceability thereof may not be effective, depending on the nature of the illegality, invalidity or unenforceability in question.

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Enforceability/Binding Nature of Obligations

(g)                                  The description of obligations as “enforceable” or “binding” refers to the legal character of the obligations in question.  It implies no more than that they are of a character which Irish law recognises and enforces.  It does not mean that the Document will be binding or enforced in all circumstances or that any particular remedy will be available.  Equitable remedies, such as specific performance and injunctive relief, are in the discretion of the Irish courts and may not be available to persons seeking to enforce provisions in the Document.  More generally, in any proceedings to enforce the provisions of the Document, the Irish courts may require that the party seeking enforcement acts with reasonableness and good faith.  Enforcement of the Document may also be limited as a result of (i) the provisions of Irish law applicable to contracts held to have become frustrated by events happening after their execution and (ii) any breach of the terms of the Document by the party seeking to enforce the same.

(h)                                 Any person who is not a party to the Document may not be able to enforce any provision thereof which is expressed to be for the benefit of that person.

(i)                                     The obligations of each Company under the Document are subject to all insolvency, bankruptcy, liquidation, reorganisation, moratorium, examinership, trust schemes, preferential creditors, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally.

(j)                                    Where an obligation is to be performed outside Ireland under the Document, it may not be enforceable in Ireland to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.

(k)                                 Any judgment of the Irish courts for moneys due under the Document may be expressed in a currency other than euro but the order may issue out of the Central Office of the High Court expressed in euro by reference to the official rate of exchange prevailing on or very shortly before the date of application for judgement.  In addition, in a winding-up in Ireland of an Irish incorporated company, all foreign currency claims must be converted into euro for the purposes of proof.  The rate of exchange to be used to convert foreign currency debts into euro for the purposes of proof in a winding-up is the spot rate as of, in the case of a compulsory winding-up either the date of commencement of the winding-up (presentation of the petition for winding-up or earlier resolution for winding-up) or of the winding-up order and in the case of a voluntary winding-up on the date of the relevant winding-up resolution.

(l)                                     An Irish court may refuse to give effect to a purported contractual obligation to pay costs arising from unsuccessful litigation brought against that party and may not award by way of costs all of the expenditure incurred by a successful litigator in proceedings before that court.

(m)                             Claims against a Company be or become the subject of set-off or counterclaim and any waiver of those or other defences available to such Company may not be enforceable in all circumstances.

(n)                                 Currency indemnities contained in the Document may not be enforceable in all circumstances.

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Statutes of Limitation

(o)                                 Claims against a Company may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes.

Searches

(p)                                 The failure of the Searches to reveal evidence that a Company has passed a voluntary winding-up resolution, that a petition has been presented or order made by a court for the winding-up of, or appointment of an examiner to a Company or a receiver or similar officer has been appointed in relation to any of its assets or revenues is not conclusive proof that no such event has occurred, in particular:

(i)                                     the Searches may not have revealed whether a petition for winding-up or the appointment or any examiner had been presented;

(ii)                                  notice of a resolution passed, a winding-up order made or the appointment of a receiver or examiner may not have been filed at the Irish Companies Office immediately;

(iii)                               it has been assumed that the information disclosed by the Searches was accurate and that no information had been delivered for registration that was not on the file at the time the Searches were made;  and

(iv)                              the position may have changed since the time the Searches were made.

Power of Court to Stay Actions

(q)                                 The Irish courts have power to stay an action where it is shown that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with Council Regulation (EC) No. 44/2001 of 22 December 2000 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil Commercial Matters, Council Regulation (EC) No.805/2004 of 21 April 2004 on creating a European Enforcement Order for uncontested claims, as amended, or Council Regulation (EC) No.1896/2006 of 12 December 2006 creating a European Enforcement Order for payment procedure, as amended (as applicable).

4.                                      Opinion

Other than as described in Section 1 above, under the assumptions set out at Section 2 above and the reservations set out in Section 3 above and to any matters or documents not disclosed to us, we are of the opinion as follows:

4.1                               Due Incorporation

Each Company is duly incorporated and validly existing under the laws of Ireland as a private limited company and the Searches revealed no order, resolution or petition for the winding-up of or for the appointment of an examiner over any Company and

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no notice of appointment of a liquidator, receiver or examiner in respect of any Company

4.2                              Corporate Capacity

Each Company has the necessary legal capacity and authority to enter into, deliver and perform the Document.

4.3                               Corporate Authorisation

All necessary corporate action has been taken by each Company to authorise the entry into, execution and performance of the Document.

4.4                               Due Execution

The Document has been duly executed by each Company.

4.5                               Official Authorisations; No conflict with laws or constitutional documents

No consent, licence, approval or authorisation of any Irish governmental or regulatory authority is required on the part of either Company for the effectiveness or validity of the Document or the performance by each Company of its obligations thereunder.

Execution and performance by each Company of the Document will not (i) contravene any existing Irish law or regulation of general application to which either Company is subject or (ii) contravene or conflict with any provision of either Company’s Memorandum and Articles of Association.

4.6                               Registration and Filings

No filing, registration or recording of the Document is necessary under the laws of Ireland as a condition of the legality, validity, admissibility in evidence or enforceability of the Document against a Company.

4.7                               Validity and enforceability

The Document constitutes the legal, valid, binding and enforceable obligations of each Company.

4.8                               No Immunity

Each Company is generally subject to suit under the laws of Ireland and neither Company nor any of its assets enjoys any general right of immunity from judicial proceedings or attachment of its assets pursuant to judicial proceedings.

4.9                               Ranking Of Obligations

Each Company’s obligations under the Document constitute direct, general and unconditional obligations of it and will rank in right of payment at least pari passu with all of its respective unsecured and unsubordinated debt, except for such obligations as may be mandatory preferences under the law of Ireland.

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4.10                        Governing Law

Council Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations, as amended by Corrigendum to Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I), (“Rome I”) has force of law in Ireland. The incorporation of the incorporation of the laws of the State of New York as the governing law of the Document is, in respect of contractual obligations which are within the scope of Rome I, valid in accordance with Article 3(1) of Rome I and accordingly, subject to and in accordance with Rome I, the laws so chosen will upon proof of the relevant provisions of the laws of the State of New York be applied by the Irish courts if any claim to enforce such contractual obligations against a Company under the Document comes under their jurisdiction.

4.11                        Recognition of Foreign Judgments

Any judgment in personam obtained in the courts of the State of New York against a Company would be recognised and enforced in Ireland in summary proceedings without retrial or examination of the merits of the case, provided that:

(a)                                 the judgment has not been obtained or alleged to have been obtained by fraud or trick; the decision of the court in such state and the enforcement thereof was not and would not be contrary to natural or constitutional justice under the laws of Ireland;

(b)                                 the enforcement of the judgment would not be contrary to public policy as understood by the Irish courts or constitute the enforcement of a judgment of a penal or revenue (tax) nature;

(c)                                  the judgment is final and conclusive and is for a debt or definite sum of money;

(d)                                 the procedures / rules of the court giving the judgment have been observed;

(e)                                  the jurisdiction of the courts in such state has been exercised in circumstances which, as a matter of Irish law, an Irish court will recognise as justifying enforcement of the judgment; and

(f)                                   the judgment is not inconsistent with a judgment of the Irish courts in respect of the same matter.

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4.12                        Financial Assistance

Based solely upon the Minutes, each Statutory Declaration and each Special Resolution, and subject in particular to paragraphs 2(u) and 2(x) of this opinion letter, we have been provided with documentation that corresponds to the procedures set out in sub-sections (2) to (11) (inclusive) of section 60 of the Companies Act 1963 (as amended) which enables each Company to give the financial assistance contemplated by each Statutory Declaration.

4.13                        Licences

It is not necessary that any of UBS AG or Citibank N.A. be licensed or authorised by any Irish regulatory or governmental authority to enforce its obligations under the Document.

Yours faithfully

McCann FitzGerald

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SCHEDULE 1

Addressees

UBS AG, Stamford branch, individually and as administrative agent.

Citibank, N.A., individually and as syndication agent.

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ANNEX I

[Certificates - form to follow]

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ANNEX II

[Cert of practising solicitor in front of whom Statutory Declarations will be sworn]

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EXHIBIT G

[FORM OF] SOLVENCY CERTIFICATE OF AERCAP HOLDINGS N.V.

[DATE]

This solvency certificate (this “Certificate”) is being delivered pursuant to Section 4.02(e) of the Bridge Credit Agreement dated as of December 16, 2013 (the “Credit Agreement”), among AerCap Holdings N.V. (the “Company”), AerCap Ireland Capital Limited, as Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as Administrative Agent, and Citibank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined in this Certificate shall have the meanings specified in the Credit Agreement.

The undersigned, [        ], hereby certifies that s/he is a Financial Officer of the Company and that s/he is knowledgeable as to the financial and accounting matters of the Company and its Subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, s/he is authorized to execute and deliver this Certificate on behalf of the Company.

The undersigned, solely in his/her capacity as a Financial Officer of the Company, and not in his/her individual capacity, hereby further certifies that as of the Funding Date, the Company and its Subsidiaries (on a consolidated basis) are, and immediately after giving effect to the Transactions are Solvent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

AERCAP HOLDINGS N.V.

By:
Name:
Title: